Exhibit 4.4

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of March 1, 2014 by and among iKang Healthcare Group, Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), iKang Guobin Healthcare Group, Inc., a BVI business company organized and existing under the Laws of the British Virgin Islands, (“iKang BVI”) each of the Company Group Holdcos (as defined herein), each of the Founders (as defined herein), each of the holders of Series A Preferred Shares as set forth in Schedule A hereto (each, a “Preferred A Holder”), each of the holders of Series B Preferred Shares as set forth in Schedule B hereto (each, a “Preferred B Holder”), each of the holders of Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series C-3 Preferred Shares as set forth in Schedule C hereto (each, a “Preferred C Holder”), each of the holders of Series D-1 Preferred Shares and Series D-2 Preferred Shares as respectively set forth in Schedule D-1 and Schedule D-2 hereto (each, a “Preferred D Holder”), each of the holders of Series E Preferred Shares as set forth in Schedule E hereto (each, a “Preferred E Holder”), each of the holders of Series F-1 Preferred Shares (each, a “Preferred F-1 Holder”) and each of the holders of Series F-2 Preferred Shares as set forth in Schedule F hereto (each, a “Preferred F-2 Holder”) (Preferred F-1 Holders and Preferred F-2 Holders, together “Preferred F Holders”), each of the holders of Class A Common Shares as set forth in Schedule G hereto (each, a “Common A Holder”), the holder of Class B Common Shares as set forth in Schedule H hereto (the “Common B Holder”).

RECITALS

A.	iKang BVI, the Founders, the Preferred A Holders, the Preferred B Holders, the Preferred C Holders, the Preferred D Holders, the Preferred E Holders, the Preferred F Holders, the Common A Holders and the Common B Holder entered into a Shareholders’ Agreement in respect of iKang BVI dated as of 16 October 2013 (the “Original Agreement”).

B.	The Company, iKang BVI, the Founders, the Preferred A Holders, the Preferred B Holders, the Preferred C Holders, the Preferred D Holders, the Preferred E Holders, the Preferred F Holders, the Common A Holders and the Common B Holder entered into a Share Swap Agreement dated as of March 1, 2014, pursuant to which the Founders, Preferred A Holders, Preferred B Holders, Preferred C Holders, Preferred D Holders, Preferred E Holders, Preferred F Holders, Common A Holders and the Common B Holder agreed to exchange all of the issued shares of iKang BVI to the Company for all of shares of the Company.

C.	The parties hereto hereby agree to terminate the Original Agreement (without prejudice to any accrued rights including without limitation any antecedent breach) and this Agreement shall with immediate effect supersede and replace in its entirety the Original Agreement.

Now therefore, in consideration of the premises set forth above and the mutual promises set forth in this Agreement, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined or the context otherwise requires, capitalised terms used in this Agreement shall have the meanings ascribed to them below, and the provisions in Schedule K shall apply:

“10% United States Shareholder” has the meaning set forth in Section 13(b).

“Affiliate” means: (i) with respect to any Person other than a natural person and an Investor, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person; (ii) with respect to any Investor, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Investor, including without limitation any investment funds managed by such Person or such other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person, provided that the Affiliates of an Investor shall not include the Company and its Affiliates; and (iii) with respect to any natural person: (a) any other Person that, directly or indirectly, is Controlled by such natural person; (b) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of that natural person or his spouse, including adoptive relationships; or (c) the trustees, acting in their capacity as such trustees, of any trust of which that natural person or any natural person within paragraph (iii)(b) of this definition is a beneficiary or, in the case of a discretionary trust, is a discretionary object. For purposes of this Agreement, the term “affiliated” has a meaning correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Compliance Program” has the meaning set forth in the Series F-1 Preferred Share Subscription Agreement.

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities Law of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any State of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Arbitration Notice” has the meaning set forth in Section 20.2(b).

“Auditor” means the properly appointed auditor of the Company as approved by the Board in accordance with Section 4.3(b)(iv).

“Bayley & Jackson Entities” means Bayley & Jackson (China) Medical Services Limited and Beijing Bayley & Jackson Clinic Limited .

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday, legal holiday, or other day on which the commercial banks are required or authorized by Law to be closed in the PRC, the Hong Kong Special Administrative Region, the City of New York, the Republic of Singapore or the Cayman Islands.

“BVI” means the British Virgin Islands.

“Cause” means, for the purpose of Section 2.6(d), the occurrence of: (i) a material breach by Ligang Zhang of the terms of his employment agreement with the Company, (ii) an act by Ligang Zhang of theft, embezzlement unethical conduct, fraud or financial dishonesty with respect to the Company or any other member of the Company Group, (iii) Ligang Zhang’s gross dereliction of his material duties, or grossly negligent or intentional misconduct or failure to act in respect of his material responsibilities, to the Company or any other member of the Company Group, or (iv) any felony, crime of moral turpitude or violation of applicable securities laws with respect to which Ligang Zhang has been convicted, has pleaded guilty or has pleaded nolo contendere.

“CEO” has the meaning set forth in Section 4.3(e).

“CFC” means a “controlled foreign corporation”, as defined under the Code.

“CFO” has the meaning set forth in Section 4.3(d).

“Change of Law” means any change of applicable Laws that would have a material adverse effect on the validity of, or on the rights (as a whole) granted under, the Control Documents in relation to the PRC Entities.

“Class A Common Shares” means the Class A common shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Class B Common Shares” means the Class B common shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Class B Directors” has the meaning set forth in Section 4.24.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means (i) with respect to any offering of securities in the United States of America, the SEC or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the issuance and sale of securities in that jurisdiction.

“Common A Holder” has the meaning set forth in the Preamble.

“Common B Holder” has the meaning set forth in the Preamble.

“Common Share Equivalents” means warrants or options with a right to purchase or receive Class A Common Shares upon exercise and preferred shares or instruments convertible or exchangeable for Class A Common Shares, including but not limited to the Preferred Shares and Class B Common Shares.

“Common Shareholders” means the Common A Holders and the Common B Holder.

“Common Shares” means the Company’s Class A Common Shares and Class B Common Shares.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” has the meaning set forth in Section 14.1.

“Company Group” means the Company, iKang BVI, iKang Zhejiang Inc., Bayley & Jackson (China) Medical Services Limited, the PRC Entities and any Subsidiary of the aforementioned entities.

“Company Group Holdcos” means the Company, iKang BVI, iKang Zhejiang Inc., Bayley & Jackson (China) Medical Services Limited, Shanghai iKang, Inc. , ShanghaiMed iKang, Inc. , Zhejiang iKang, Inc. , Shanghai iKang Guobin Holding Co. Ltd. , Beijing iKang, Inc. , Beijing Bayley & Jackson Clinic Limited , and any company Controlling of any of the foregoing companies.

“Company Indemnified Party” has the meaning set forth in Section 9.1(a).

“Company Sale” means (i) any transaction or series of related transactions in which all of the equity securities of the Company outstanding immediately prior to such transaction(s) no longer represent, or are converted into or exchanged for equity securities that no longer represent, immediately following such transaction(s), at least a majority, by voting power, of the equity securities of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity; (ii) any transaction or series of related transactions in which the Company, after completion of such transaction(s), ceases to Control, directly or indirectly, one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole and on a consolidated basis; (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any other member(s) of the Company Group, of all or substantially all the assets and/or intellectual property of the Company Group taken as a whole and on a consolidated basis, or the sale or disposition (whether by merger or otherwise) of one or more members of the Company Group if substantially all of the assets and/or intellectually property of the Company Group taken as a whole and on a consolidated basis are held by such member(s) of the Company Group, except where such sale, lease, transfer, exclusive license or other disposition is to one or more other members of the Company Group; or (iv) any sale of all of the equity securities of the Company outstanding immediately prior to such sale.

“Competitors” has the meaning set forth in Section 4.2(h)(i).

“Confidential Information” has the meaning set forth in Section 19.2(a).

“Confidentiality Indemnified Parties” has the meaning set forth in Section 4.12.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the documents set forth in Schedule M.

“COO” has the meaning set forth in Section 4.3(d).

“CUSIP” means the Committee on Uniform Securities Identification Procedures.

“Disclosing Party” has the meaning set forth in Section 19.2(b).

“Dispute” has the meaning set forth in Section 20.2(a).

“Drag Along Notice” has the meaning set forth in Section 3.2.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercising Shareholder” has the meaning set forth in Section 2.3(b)(iii).

“Feiyan Huang” means Ms. Feiyan Huang , a citizen of the PRC with address at iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing 100022.

“Form F-3/S-3” means Form F-3 and/or Form S-3, as the case may be, each as promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Founders” means Ligang Zhang, ShanghaiMed, Time Intelligent, Feiyan Huang and Gold Partner.

“F-2 Investor” means BEIDMHK Holding Limited, a limited liability company organized and existing under the laws of British Virgin Islands, whose registered office is at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

“GICSI” means Ora Investment Pte Ltd, a limited liability company incorporated under the laws of the Republic of Singapore and having its registered office at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

“GICSI Director” has the meaning set forth in Section 4.24.2(f).

“Gold Partner” means Gold Partner Consultants Limited, a company incorporated under the Laws of the British Virgin Islands.

“Governmental Authority” means any nation or government or any federation, province or state or any department, agency, instrumentality or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization (including a securities exchange).

“GS” means Broad Street Principal Investments, L.L.C., a limited liability company incorporated under the Laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA.

“GS Director” has the meaning set forth in Section 4.24.2(e).

“GS Entities” means, collectively (i) GS; (ii) MBD 2013, L.P., a limited partnership formed under the laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA; (iii) MBD 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands; (iv) Bridge Street 2013, L.P., a limited partnership formed under the laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA; and (v) Bridge Street 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

“HKIAC” has the meaning set forth in Section 20.2(c).

“Holder” means a Person holding Registrable Securities who are parties to this Agreement.

“Holder Indemnified Party” has the meaning set forth in Section 9.2(a).

“Immediate Family Member” means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, niece, nephew, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

“Indemnification Agreements” means the indemnification agreements entered into on the Series F-1 First Closing Date between the Company and the directors of the Company designated by GS and GICSI, respectively.

“Initiating Holders” means, with respect to a request duly made under Section 6.1 or Section 6.2 to register any Registrable Securities, the Holders initiating such request.

“Interested Preferred Shareholders” has the meaning set forth in Section 2.3(c)(i).

“Investor Group” has the meaning set forth in Section 4.11.

“Investors” means collectively, GS Entities and GICSI, and “Investor” means any one of them.

“IPO” means an underwritten registered public offering by the Company of shares in the Company on any stock exchange.

“IPO Change of Law” means any announcement, declaration or other statement from a PRC Governmental Authority or any Governmental Authority of a jurisdiction that is a potential venue for the Company’s IPO or any change of applicable Laws that would, as a result of the variable interest entity structure of the Company Group, have a material adverse effect on the ability of the Company to consummate an IPO in the potential listing venue to which the Governmental Authority or the change of applicable Laws relate.

“Key Agents” means the top three (3) agents in terms of contract value as engaged by the Company Group for the purpose of obtaining customers for the Company Group.

“Key Employees” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, the chief operating officer, the board secretary, the financial controller, regional general managers or regional deputy general managers with substantial responsibilities, any other manager with the title of “vice-president” or higher or any other employee with responsibilities similar to any of the foregoing, of such Person.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Ligang Zhang” means Ligang Zhang , a citizen of the PRC with address at iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing 100022.

“Majority Preferred D-1 Holders” means the holders representing at least the majority in interest of the outstanding Series D-1 Preferred Shares.

“Majority Preferred E Holders” means the holders representing at least the majority in interest of the outstanding Series E Preferred Shares.

“Majority Preferred F Holders” means the holders representing at least seventy-five percent (75%) in interest of the outstanding Series F Preferred Shares, on an as-converted basis.

“Majority Preferred F-1 Holders” means the holders representing at least seventy-five percent (75%) in interest of the outstanding Series F-1 Preferred Shares.

“Majority Preferred Holders” means the holders representing at least seventy-five percent (75%) in interest of the outstanding Preferred Shares, on an as-converted basis; provided, that in each circumstance where the consent or vote of the Majority Preferred Holders is required under this Agreement in order to approve or otherwise take an action, if such action would adversely affect any Shareholder or class of Preferred Shares as compared to the other Shareholders or classes of Preferred Shares, as the case may be, then such action shall require the consent of such adversely affected Shareholder or class of Preferred Shares, provided that the Series F-1 Preferred Shares and the Series F-2 Preferred Shares shall be treated as a single class in terms of seeking consent from the Majority Preferred Holders.

“Memorandum and Articles” means the Amended and Restated Memorandum Articles of Association of the Company, adopted by the shareholders of the Company on March 1, 2014, as amended from time to time.

“Minimum Shareholding” has the meaning set forth in Section 11.7.

“NewQuest” means NewQuest Asia Investments Limited, a company incorporated under the Laws of Mauritius.

“NewQuest Observer” has the meaning set forth in Section 11.4(b).

“New Securities” has the meaning set forth in Section 5.2.

“Observers” has the meaning set forth in Section 11.4(b).

“OFAC” has the meaning set forth in Section 14.3(c).

“Offered Shares” has the meaning set forth in Section 2.3(a).

“on a fully-diluted basis” shall mean assuming the conversion, exercise and exchange of all securities, directly or indirectly, convertible, exercisable or exchangeable into or for Class A Common Shares, including without limitation the Preferred Shares, Class B Common Shares, and any options granted or reserved by the Company.

“on an as-converted basis” means assuming the conversion of all securities convertible into Class A Common Shares, including without limitation the Preferred Shares and Class B Common Shares but excluding any unexercised or unvested options granted by the Company.

“OpCo” means Shanghai iKang Guobin Holding Co. Ltd. , a limited liability company established under the laws of the PRC, having its legal address at Room 3182, No. 2123 Pudong Road, Shanghai, PRC.

“OpCo Board” means the board of directors of OpCo.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority or other entity of any kind or nature.

“PFIC” means “passive foreign investment Company” within the meaning of Section 1297 of the Code.

“PFIC Annual Information Statement” has the meaning set forth in Section 13(a).

“Post F Redemption Notice” means any Redemption Notice delivered to the Company by the Majority Preferred E Holders in accordance with the Memorandum and Articles and pursuant to (i) any Series E Redemption Event set forth in Section 1(B)(a) of Schedule J or Section 9(I)(B)(a) of the Memorandum and Articles, or (ii) any Series E Redemption Event set forth in Section 1(B)(b)(ii) of Schedule J or Section 9(I)(B)(b)(ii) of the Memorandum and Articles occurring after the fourth (4th) anniversary of the Series F-1 First Closing Date.

“PRC” means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“PRC Entities” means the entities set out in Schedule L and any other current or future member of the Company Group that is organized and existing under the Laws of the PRC.

“PRC GAAP” means the generally accepted accounting principles and rules used in the PRC.

“Preferred A Holder” has the meaning set forth in the Preamble.

“Preferred A/B/C Directors” has the meaning set forth in Section 4.2(c).

“Preferred B Holder” has the meaning set forth in the Preamble.

“Preferred C Holder” has the meaning set forth in the Preamble.

“Preferred D Holder” has the meaning set forth in the Preamble.

“Preferred D-1 Directors” has the meaning set forth in Section 4.2(b).

“Preferred E Director” has the meaning set forth in Section 4.2(d).

“Preferred E Holder” has the meaning set forth in the Preamble.

“Preferred F Holder” has the meaning set forth in the Preamble.

“Preferred F-1 Holder” means the holders of Series F-1 Preferred Shares as set forth in Schedule F hereto.

“Preferred F-1 INED” has the meaning set forth in Section 4.2(g).

“Preferred F-2 Holder” means the holders of Series F-2 Preferred Shares as set forth in Schedule F hereto.

“Preferred Shares” means the Company’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares.

“Preferred Shareholder” has the meaning set forth in Section 2.3(a).

“Principal Tribunal” has the meaning set forth in Section 20.2(i)(i).

“Prohibited Transfer” has the meaning set forth in Section 2.8(a).

“pro rata share” has the meaning set forth in Section 5.1 with respect to the preemptive right.

“Providing Party” has the meaning set forth in Section 19.2(b)(vii).

“Public Official” means any employee of or other person acting in an official capacity for a Governmental Authority, member of a political party, political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Qualified IPO” means (a) an IPO on the New York Stock Exchange, NASDAQ Stock Market, Main Board of The Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, Shenzhen Stock Exchange or other stock exchange approved by the Majority Preferred F Holders in writing, with: (i) if the IPO occurs on or before the first anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$555 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 50% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); (ii) if the IPO occurs after the first anniversary, but on or before the second anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$675 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 35% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); (iii) if the IPO occurs after the second anniversary, but on or before the third anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$723 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 25% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); or (iv) if the IPO occurs after the third anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$740 million, or (b) any other public offering as otherwise approved by the Majority Preferred F Holders and the holders representing at least seventy-five percent (75%) of the then outstanding Preferred Shares (voting together as a single class on an as-converted basis).

“Receiving Party” has the meaning set forth in Section 19.2(a).

“Redemption Notice” has the meaning set forth in the Memorandum and Articles.

“Redemption Rights” means the respective redemption rights of the Preferred Shareholders with respect to the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F-1 Preferred Shares and Series F-2 Preferred Shares, as set forth in the Memorandum and Articles and Section 1 of Schedule J of this Agreement.

“Registrable Securities” means (i) the Class A Common Shares issued or issuable upon conversion of the Series A Preferred Shares, the Series B Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, the Series D-1 Preferred Shares, the Series E Preferred Shares, the Series F-1 Preferred Shares and the Series F-2 Preferred Shares, and (ii) any Class A Common Shares of the Company issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referred to in (i), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment pursuant to Section 10.5.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings correlative to the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-2 or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Remaining Portion” has the meaning set forth in Section 2.3(b)(iv).

“Restricted Shareholders” shall mean the Common Shareholders and each of the shareholders listed on Schedule I.

“Restricted Venue” means the potential listing venue for the Company’s IPO in which an IPO Change of Law has occurred.

“Restricted Venue Resolution” means the resolution passed by the Board under which the requisite majority of the members of the Board resolve to proceed with an IPO in a Restricted Venue.

“Restructuring” has the meaning set forth in Section 11.6(a).

“Sale Proposal” has the meaning set forth in Section 3.2.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secondary Purchase Agreements” means the share purchase agreements dated March 26, 2013 between the relevant Investor and the relevant holders of Series E Preferred Shares or the relevant holders (not being the Founders) of Common Shares or Preferred Shares (such Common Shares or Preferred Shares sold under the relevant share purchase agreements to the relevant Investors after their redesignation as Series F-1 Preferred Shares).

“Secondary Purchases” means the acquisition of certain Series E Preferred Shares and Common Shares or Preferred Shares redesignated as Series F-1 Preferred Shares (not being Common Shares or Preferred Shares held by the Founders) by the relevant Investors simultaneously with the Series F-1 Closing.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

“Selling Holder” has the meaning set forth in Section 2.4(a).

“Series A Drag Price” has the meaning set forth in Section 3.1(b)(iv).

“Series A Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and the this Agreement.

“Series B Drag Price” has the meaning set forth in Section 3.1(b)(iii).

“Series B Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series C Preferred Shares” means collectively, Series C-1 Preferred Shares, Series C-2 Preferred Shares, and Series C-3 Preferred Shares.

“Series C-1 Drag Price” has the meaning set forth in Section 3.1(b)(iii).

“Series C-1 Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series C-2 Drag Price” has the meaning set forth in Section 3.1(b)(iii).

“Series C-2 Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series C-2 Preferred Shares” means the Series C-2 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series C-3 Drag Price” has the meaning set forth in Section 3.1(b)(v).

“Series C-3 Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series C-3 Preferred Shares” means the Series C-3 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series D Preferred Shares” means collectively, the Series D-1 Preferred Shares and the Series D-2 Preferred Shares.

“Series D-1 Drag Price” has the meaning set forth in Section 3.1(b)(iii).

“Series D-1 Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series D-1 Preferred Shares” means the Series D-1 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series D-2 Drag Price” has the meaning set forth in Section 3.1(b)(v).

“Series D-2 Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series D-2 Preferred Shares” means the Series D-2 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series E Drag Price” has the meaning set forth in Section 3.1(b)(ii).

“Series E Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series E Preferred Shares” means the Series E Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series F Drag Along Notice” has the meaning set forth in Section 3.1(a).

“Series F Drag Price” has the meaning set forth in Section 3.1(b)(ii).

“Series F Preferred Shares” means collectively, the Series F-1 Preferred Shares and the Series F-2 Preferred Shares.

“Series F Sale Proposal” has the meaning set forth in Section 3.1(a).

“Series F-1 Closing”, with respect to a relevant Investor, means collectively (as applicable to such Investor), the Series F-1 First Closing and the Series F-1 Second Closing in accordance with the Series F-1 Preferred Share Subscription Agreement and the closing of the Secondary Purchases in accordance with its Secondary Purchase Agreements.

“Series F-1 First Closing”, with respect to a GS Entity or GICSI, means the first closing of its subscription of certain then Series F Preferred Shares in accordance with the Series F-1 Preferred Share Subscription Agreement, and the closing of its purchase of certain then Series F Preferred Shares in accordance with its Secondary Purchase Agreements, and with respect to GICSI, the closing of its purchase of certain Series E Preferred Shares in accordance with its Secondary Purchase Agreement.

“Series F-1 First Closing Date” means March 28, 2013.

“Series F-1 Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series F-1 Preferred Share Subscription Agreement” means the share subscription agreement dated March 26, 2013 between, among others, the Company, GS and GICSI.

“Series F-1 Preferred Shares” means the Series F-1 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series F-1 Redemption Price” has the meaning set forth in the Memorandum and Articles.

“Series F-1 Second Closing”, with respect to a GS Entity or GICSI, means the second closing of its subscription of certain Series F-1 Preferred Shares in accordance with the Series F-1 Preferred Share Subscription Agreement.

“Series F-2 Closing Date” means the date on which the closing of BEIDMHK Holding Limited’s purchase of certain Class A Common Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares to be redesignated as Series F-2 Preferred Shares in accordance with the Share Purchase Agreements.

“Series F-2 Original Purchase Price” has the meaning set forth in the Memorandum and Articles.

“Series F-2 Preferred Shares” means the Series F-2 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and Articles and this Agreement.

“Series F-2 Redemption Price” has the meaning set forth in the Memorandum and Articles.

“ShanghaiMed” means ShanghaiMed, Inc., a company organized and existing under the Laws of the British Virgin Islands.

“Shareholder” means any of the holders of Preferred Shares and/or Common Shares that are party to this Agreement.

“Share Purchase Agreements” means the share purchase agreements dated on or about September 12, 2013 among the Company, Purchaser Parent (as defined therein) and the relevant Sellers (as defined therein), as appropriate.

“Shares” means the Common Shares and Preferred Shares.

“SHVC Successors” means collectively, Max Major Corp., C. Power Enterprise Limited and Ms. Xiaoqi Zhang, which respectively received Common Shares and Preferred Shares held by Shanghai VC (International) Limited prior to April 14, 2011.

“Star Rising Observer” has the meaning set forth in Section 11.4(a).

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital.

“Substantial Shareholder” means any Person directly or indirectly holding more than five percent (5%) of the issued and outstanding Shares of the Company (on an as-converted basis).

“Term Sheet” has the meaning set forth in the Series F-1 Preferred Share Subscription Agreement.

“Time Intelligent” means Time Intelligent Finance Limited, a company organized and existing under the Laws of the British Virgin Islands.

“Top Media” means Top Media Holdings Limited, an international company organized and existing under the Laws of British Virgin Islands.

“Transaction Documents” means the Series F-1 Preferred Share Subscription Agreement, the Secondary Purchase Agreements, the Indemnification Agreements, this Agreement, the Share Purchase Agreements, and the Memorandum and Articles.

“Transfer” has the meaning set forth in Section 2.3(a).

“Transfer Notice” has the meaning set forth in Section 2.3(a).

“Transferee” has the meaning set forth in Section 2.3(a).

“Transferor” has the meaning set forth in Section 2.3(a).

“United States” or “U.S.” means the United States of America.

“US GAAP” means the generally accepted accounting principles and rules used in the United States.

“U.S. Holder” means a Preferred Shareholder that is a U.S. person, or that is owned in whole or in part, directly or indirectly, by U.S. persons, within the meaning of Section 7701(a)(30) of the Code.

“Violating Shareholder” has the meaning set forth in Section 2.8(a).

“Violation” has the meaning set forth in Section 9.1(a).

“WI Harper” means WI Harper INC Fund VI Ltd.

2.	Rights of First Refusal and Co-Sale Rights.

2.1	Restriction on Transfer of Shares. Except in compliance with the provisions of this Section 2, none of the Founders or Restricted Shareholders may sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Shares now or hereafter owned or held by such holder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Common Shares or Preferred Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

2.2	Restriction on Transfer of Shares by Founders. Notwithstanding any other provisions herein, except in compliance with Section 2.6 and other than the sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Shares held by any of the Founders which cumulatively and in aggregate amount to no more than two percent (2%) of the total number of equity securities of the Company on a fully-diluted basis, each of the Founders undertakes to each holder of Series F-1 Preferred Shares that from the Series F-1 First Closing Date until the date on which the Qualified IPO is consummated (both dates inclusive), it shall not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Shares now or hereafter owned or held by it, except with the prior written consent of Majority Preferred F Holders. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Shares not made in conformance with this Section 2.2 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. The Founders agree that the transfer restrictions in this Agreement shall not be capable of being avoided by the holding of Shares indirectly through itself, a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any transfer or other disposal of any shares (or other interest) in itself or such a company or other entity shall be treated as being a transfer of the Shares held by the Founders, and the provisions of this Agreement that apply in respect of the transfer of Shares shall thereupon apply in respect of the shares so held. Without limiting the generality of the foregoing, each of the Founders further undertakes that it shall not issue or transfer, either directly or indirectly, any new share, option, warrant, convertible note and the like to any Person from the Series F-1 First Closing Date until the date on which the Qualified IPO is consummated (both dates inclusive), except with the written consent of the Majority Preferred F-1 Holders.

2.3	Rights of First Refusal.

(a)	Transfer Notice. If at any time a Restricted Shareholder proposes to transfer all or a portion of the Shares held by such Restricted Shareholder (each such Restricted Shareholder, a “Transferor”) to one or more third parties (each, a “Transferee”) pursuant to an understanding with such Transferee(s) (a “Transfer”), the Transferor shall give each of the holders of Preferred Shares (each, a “Preferred Shareholder”) and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Shares to be transferred (“Offered Shares”), (ii) the identity of the Transferees and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the Transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Option of Preferred Shareholders.

(i)	Each Preferred Shareholder shall have an option for a period of thirty (30) days from the receipt of the Transfer Notice by such Preferred Shareholder (or, if Section 2.3(c) applies, until the fifth (5th) Business Day after such valuation shall have been made pursuant to Section 2.3(c), if longer) to elect to purchase up to its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(ii)	Each Preferred Shareholder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the applicable period described in Section 2.3(b)(i) as to the number of such Shares which it wishes to purchase (including any re-allotment). For the purposes of this Section 2.3(b)(ii), each Preferred Shareholder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Class A Common Shares into which the Preferred Shares owned by such Preferred Shareholder are convertible on the date of the Transfer Notice shall be the numerator and the total number of Class A Common Shares into which the Preferred Shares held by all Preferred Shareholders are convertible on the date of the Transfer Notice shall be the denominator.

(iii)	Each Preferred Shareholder which exercises its right of first refusal under Section 2.3(b)(ii) (an “Exercising Shareholder”) shall have a right of re-allotment such that, if any Preferred Shareholder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the Exercising Shareholder may exercise an additional right to purchase up to its respective pro rata share of such un-purchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days from receipt by such Exercising Shareholder of a further notice, which notice shall be delivered by the Transferor to each Exercising Shareholder and the Company within five (5) days after the expiration of the applicable period described in Section 2.3(b)(i) setting forth the number of unpurchased Offered Shares and the number of Offered Shares purchased by all Exercising Shareholders under Section 2.3(b)(ii). For purposes of this Section 2.3(b)(iii), each Exercising Shareholder’s pro rata share of the un-purchased Offered Shares shall be a fraction of the un-purchased Offered Shares, of which the aggregate of the number of Class A Common Shares comprising the Offered Shares and into which the Offered Shares (to the extent they are Preferred Shares or Class B Common Shares) are convertible on the date of the Transfer Notice elected for purchase by such Exercising Shareholder under Section 2.3(b)(ii) shall be the numerator, and the aggregate of the number of Class A Common Shares comprising the Offered Shares and into which the Offered Shares (to the extent they are Preferred Shares or Class B Common Shares) are convertible on the date of the Transfer Notice elected for purchase by all Exercising Shareholders under Section 2.3(b)(ii) shall be the denominator.

(iv)	To the extent that there are a portion but not all of Offered Shares left with respect to which no Preferred Shareholder has exercised its right of first refusal or right of re-allotment hereunder (the “Remaining Portion”), the Transferor has the right (subject to Sections 2.4 and 2.5 below) to sell to the Transferee(s) the Remaining Portion at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(v)	Each Preferred Shareholder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates, provided that such Preferred Shareholder notifies the Transferor of such allocation.

(vi)	If any Preferred Shareholder gives the Transferor notice that it desires to purchase all or up to all of its pro rata share of the Offered Shares and, as the case may be, its re-allotment shares thereof, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares (which delivery shall be evidenced by delivery to the Company of a duly executed instrument of transfer with respect to the transfer of such Offered Shares to the purchaser thereof and of any certificates representing such Offered Shares) to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than seventy (70) days after the Preferred Shareholders’ receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the Transferees. On the date of any such closing, the Company shall deliver to each Exercising Shareholder upon request, the updated register of members of the Company (certified by the registered agent of the Company, reflecting the sale and transfer of the Offered Shares sold and transferred to such Exercising Shareholder at such closing), the instrument of transfer with respect to the Offered Shares to be transferred to such Exercising Shareholder duly executed by the Transferor, certificate issued in the name of such Exercising Shareholder (or its partners or Affiliates in accordance with Section 2.3(b)(v)) representing the Offered Shares to be transferred to such Exercising Shareholder (or its partners or Affiliates in accordance with Section 2.3(b)(v)).

(c)	Valuation of Property.

(i)	Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Preferred Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. Each Preferred Shareholder shall have the option to indicate its non-binding interest (subject to satisfaction with the cash valuation of such property) in purchasing up to its respective pro rata share of the Offered Shares by delivering a written notice to the Transferor within five (5) days after receipt of the Transfer Notice (such Preferred Shareholders, the “Interested Preferred Shareholders”).

(ii)	If the Transferor and the Interested Preferred Holders cannot agree on such cash value within ten (10) days after the Preferred Shareholders’ receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Interested Preferred Shareholders within fifteen (15) days of such appraiser’s appointment (and in any event such valuation shall be made by the appraiser no later than the thirtieth (30th) day after the Preferred Shareholders’ receipt of the Transfer Notice) or, if they cannot agree on an appraiser within twenty (20) days after the Preferred Shareholders’ receipt of the Transfer Notice, each of the Transferor and the Interested Preferred Shareholders (acting collectively) shall select an appraiser of recognized standing and the two appraisers shall designate an independent third appraiser of recognized standing, who shall determine the cash valuation of such property within fifteen (15) days following its appointment (and in any event such valuation shall be made by such independent appraiser no later than the fortieth (40th) day after the Preferred Shareholders’ receipt of the Transfer Notice), and whose appraisal shall be determinative of such value.

(iii)	The cost of such appraisal shall be shared equally by the Transferor (on the one hand) and Interested Preferred Shareholders (on the other hand), with the half of the total cost borne by the Interested Preferred Shareholders to be borne pro rata by each based on the number of Shares such Interested Preferred Shareholders have indicated their non-binding interest in purchasing pursuant to Section 2.3(c)(i).

2.4	Right of Co-Sale.

(a)	In the event the Transferor proposes to transfer all or a portion of the Common Shares or Preferred Shares held by such Restricted Shareholder to one or more Transferees pursuant to an understanding with such Transferee(s), to the extent the Preferred Shareholders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Section 2.3, each Preferred Shareholder (other than such Transferor or its Affiliates) which notifies the Transferor in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 2.3(a) (or, if Section 2.3(c) applies, by the fifth (5th) Business Day after such valuation shall have been made pursuant to Section 2.3(c), if later) (a “Selling Holder”), shall have the right to participate in such sale on the same terms and conditions as specified in the Transfer Notice.

(i)	Such Selling Holder’s notice to the Transferor shall indicate the number of Preferred Shares the Selling Holder wishes to sell under its right to participate.

(ii)	To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Common Shares that the Transferor may sell in the Transfer shall be correspondingly reduced.

(b)	Each Selling Holder may elect to sell up to such number of Preferred Shares equal to the product of (i) the aggregate number of Common Shares and Preferred Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of Class A Common Shares into which the Preferred Shares owned by the Selling Holder are convertible on the date of the Transfer Notice and the denominator of which is the sum of (1) the number of Class A Common Shares into which the Preferred Shares owned by all Selling Holders are convertible on the date of the Transfer Notice, (2) the total number of Class A Common Shares owned by the Transferor on the date of the Transfer Notice, and (3) the number of Class A Common Shares into which the Class B Common Shares and Preferred Shares owned by the Transferor are convertible on the date of the Transfer Notice.

(c)	Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Preferred Shares which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Preferred Shares in lieu of Common Shares, such Selling Holder shall convert such Preferred Shares into Common Shares and deliver certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)	The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 2.4(c) shall be transferred to the prospective purchaser in consummation of such sale pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. The Company shall take such steps as are necessary in order to update the share register of the Company to reflect the foregoing, which updated share register shall be certified by the registered agent of the Company and provided to any shareholder upon written request.

(e)	To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Common Shares or Preferred Shares unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.5	Non-Exercise of Rights.

(a)	To the extent that the Preferred Shareholder have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 2.3 and they have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 2.4, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares to the Transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice.

(b)	The Transferee shall acquire the Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event the Transferor does not consummate the sale or disposition of the Offered Shares within sixty (60) days from the expiration of such rights, the Preferred Shareholders’ rights of first refusal and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(c)	The exercise or non-exercise of the rights of the Preferred Shareholders under this Section 2 to purchase Common Shares from a Transferor or participate in the sale of Common Shares by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Common Shares or subsequently participate in sales of Common Shares by the Transferor hereunder.

2.6	Limitations to Rights of First Refusal and Co-Sale.

(a)	Notwithstanding the provisions of Sections 2.1 to 2.5, any of the Founders or Restricted Shareholders may sell or otherwise assign, with or without consideration, Common Shares or Preferred Shares to any Person in respect to which reasonable documentation is provided to the Company to evidence that such Person is (i) the spouse or an Immediate Family Member; (ii) a custodian, trustee, executor, or other fiduciary for the account of such Founder’s or Restricted Shareholder’s spouse or an Immediate Family Member, or (iii) a trust for such Founder’s or Restricted Shareholder’s own self, or a charitable remainder trust, provided that each such transferee or assign, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to other Shareholders of the Company, assuming the obligations of such Founder’s or Restricted Shareholder’s obligations under this Agreement with respect to the transferred securities.

(b)	Any transfer between (x) ShanghaiMed and Time Intelligent, (y) WI Harper and any of its Affiliates, and (z) NewQuest and any of its Affiliates, shall not be subject to the right of first refusal and right of co-sale provided herein.

(c)	Any transfer of Preferred Shares held by Top Fortune Win Ltd. or Star Rising Ltd., each being a Restricted Shareholder, shall not be subject to Section 2.4.

(d)	In the event that Ligang Zhang’s employment by the Company is terminated without Cause, any transfer of the Preferred Shares held by Ligang Zhang through Time Intelligent and/or ShanghaiMed shall not be subject to the provisions of Section 2.

(e)	Notwithstanding any provisions of this Section 2 to the contrary, Sections 2.2 to 2.5 shall not apply to any sale or transfer of Shares held by any of the Founders or Restricted Shareholders made pursuant to a Series F Sale Proposal or a Sale Proposal.

2.7	Restriction on the Restricted Shareholders.

Notwithstanding any provision of this Section 2, all Common Shares held by the Restricted Shareholders shall be subject to the restriction that no sale or transfer in respect thereof (including (x) any form of options, derivatives or arrangements relating to such shares) and (y) any indirect sale or transfer through the sale or transfer, directly or indirectly, of any of the equity securities of such Restricted Shareholders) may be made during the one hundred eighty (180) day period commencing from the date of consummation of the Company’s IPO.

2.8	Prohibited Transfers.

(a)	In the event any Restricted Shareholders (a “Violating Shareholder”) should sell any Common Shares or Preferred Shares in contravention of the co-sale rights of the Preferred Shareholders under Section 2.4 (a “Prohibited Transfer”), the Preferred Shareholders, in addition to such other remedies as may be available at Law, in equity or hereunder, shall have the put option provided below, and such Violating Shareholder shall be bound by the applicable provisions of such option.

(b)	In the event of a Prohibited Transfer, each Preferred Shareholder shall have the right to sell to the Violating Shareholder a number of Common Shares (or Preferred Shares convertible into such number of Common Shares) equal to the number of Common Shares (or Preferred Shares, as the case may be) such Preferred Shareholder would have been entitled to transfer to the Transferee(s) under Section 2.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)	The price per share at which the shares are to be sold to the Violating Shareholder shall be equal to the price per share paid by the Transferee(s) to the Violating Shareholder in the Prohibited Transfer. The Violating Shareholder shall also reimburse each Preferred Shareholder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Preferred Shareholder’s rights under Section 2.

(ii)	Within ninety (90) days after the earlier of the dates on which each Preferred Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Preferred Shareholder shall, if exercising the option created hereby, deliver to the Violating Shareholder the certificate or certificates representing shares to be sold under this Section 2.8 by such Preferred Shareholder, each certificate to be properly endorsed for transfer. The Company shall take such steps as are necessary in order to update the share register of the Company to reflect the foregoing, which updated share register shall be certified by the registered agent of the Company and provided to any party hereto upon written request.

(iii)	The Violating Shareholder shall, against receipt of the certificate or certificates for the shares and the updated certified share register to be sold by a Preferred Shareholder, pursuant to this Section 2.8, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 2.8(b)(i), in cash or by other means acceptable to the Preferred Shareholder.

(c)	Notwithstanding the foregoing, any attempt by any Restricted Shareholder to transfer Common Shares or Preferred Shares in violation of this Section 2 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder(s) of such shares without the written consent of the Majority Preferred Holders.

2.9	Termination of Right of First Refusal and Right of Co-sale. Subject to other provisions of this Section 2, the rights of first refusal and rights of co-sale granted in this Section 2 shall expire upon the closing of a Qualified IPO.

3.	Drag-Along Rights.

3.1	Preferred F Holders’ Drag Along.

(a)	If the Company fails to pay all the Series F-1 Redemption Price or the Series F-2 Redemption Price in accordance with the Memorandum and Articles by the date falling nine (9) months after the date of delivery to the Company of a Redemption Notice given by the Majority Preferred F Holders, the Majority Preferred F Holders have the right, upon issuance of a notice in writing to each of the other Shareholders (a “Series F Drag Along Notice”), to require each of the other Shareholders to, and upon receipt of such Series F Drag Along Notice each of the other Shareholders shall, (if the Series F Drag Along Notice specifies the sale of equity securities in the Company held by such Shareholders) sell or transfer all of such equity securities held by such Shareholder to the third party (not being an Affiliate of any of the Preferred F Holders comprising the Majority Preferred F Holders issuing the Series F Drag Along Notice) specified in the Series F Drag Along Notice on terms determined by the Majority Preferred F Holders or (if the Series F Drag Along Notice specifies the sale of assets or a member of the Company Group or a merger or consolidation) vote and procure the Company or any other member of the Company Group or their respective directors to vote in favour of the proposal specified in the Series F Drag Along Notice on terms determined by the Majority Preferred F Holders (each, a “Series F Sale Proposal”) and otherwise take all actions necessary or reasonably required by the Majority Preferred F Holders to cause the Series F Sale Proposal to be consummated in accordance with the Series F Drag Along Notice; including but not limited to converting all Preferred Shares held by such Shareholder into Class A Common Shares prior to the sale of such shares in connection with such Series F Sale Proposal, and (if the Series F Drag Along Notice specifies the sale of assets or equity interests in any member of the Company Group other than the Company) to procure the relevant members of the Company Group to declare and pay dividends and other distributions, repay shareholder loans or effect a redemption of shares, share repurchase, capital reduction or liquidation or take any other action to procure that the sale proceeds (and if the Series F Sale Proposal is for a sale of assets or of a member of the Company Group other than the Company or a merger or consolidation, the sale proceeds net of taxes arising on such sale and reasonable expenses incurred by the Company Group) and shall be distributed to the Shareholders in accordance with Section 3.1(b); provided, however, the Majority Preferred F Holders shall be entitled to issue a Series F Drag Along Notice only if the proposed transaction set out in the Series F Sale Proposal shall have a valuation of no less than US$185,000,000.

(b)	The proceeds (or net proceeds, if applicable) of any sale made pursuant to Section 3.1(a) shall be distributed as follows:

(i)	first, to the Preferred F Holders to be distributed pro rata to their respective holdings of Series F Preferred Shares, up to an amount, for each Series F Preferred Share held, equal to the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series F Drag Price”);

(ii)	secondly, after the Series F Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred E Holders pro rata to their respective holdings of Series E Preferred Shares, up to an amount, for each Series E Preferred Share held, equal to the Series E Original Purchase Price plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series E Drag Price”);

(iii)	thirdly, after the Series E Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders and Preferred D-1 Holders, pro rata to their respective holdings (on an as-converted basis) of Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series D-1 Preferred Shares up to an amount, for each such Preferred Share held, equal to the Series B Original Purchase Price, Series C-1 Original Purchase Price, Series C-2 Original Purchase Price or Series D-1 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series B Drag Price”, “Series C-1 Drag Price”, “Series C-2 Drag Price”, “Series D-1 Drag Price”, as applicable);

(iv)	fourthly, after the Series B Drag Price, Series C-1 Drag Price, Series C-2 Drag Price and Series D-1 Drag Price have been paid in full, any remaining proceeds shall be distributed to the Preferred A Holders pro rata to their respective holdings of Series A Preferred Shares, up to an amount, for each Series A Preferred Share held, equal to the Series A Original Purchase Price plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series A Drag Price”);

(v)	fifthly, after the Series A Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred C-3 Holders and Preferred D-2 Holders, pro rata to their respective holdings (on an as-converted basis) of Series C-3 Preferred Shares and Series D-2 Preferred Shares, up to an amount, for each such Preferred Share held, equal to the Series C-3 Original Purchase Price or Series D-2 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series C-3 Drag Price”, “Series D-2 Drag Price”, as applicable);

(vi)	sixthly, to the extent there are any proceeds left after the Series C-3 Drag Price and Series D-2 Drag Price have been paid in full, such remaining proceeds shall be distributed to all Shareholders pro rata to their respective holdings of Shares on an as-converted basis.

3.2	Drag Along. If (i) the Majority Preferred Holders approve a bona-fide, arms-length proposal from a third party that is not an Affiliate of any of the Preferred Shareholders for a Company Sale (a “Sale Proposal”), (ii) such Sale Proposal has been approved by the Board with the consent required by Section 4.3(f)(ii), and (iii) the Majority Preferred Holders give a notice in writing to each of the other Shareholders (a “Drag Along Notice”) requiring him to do so, each of the other Shareholders shall (if the Company Sale involves the sale of equity securities held by such Shareholders) sell or transfer all of such equity securities held by such Shareholder to a third party specified in the Drag Along Notice in accordance with the Drag Along Notice or (if the Company Sale involves the sale of assets or a merger or consolidation) vote and procure the Company or any other member of the Company Group or their respective directors to vote in favor of the Sale Proposal and otherwise take all necessary actions to cause the Company Sale to be consummated in accordance with the Drag Along Notice, and (if the Company Sale involves the sale of assets or equity interests in any member of the Company Group other than the Company) to procure the relevant members of the Company Group to declare and pay dividends and other distributions, repay shareholder loans or effect a redemption of shares, share repurchase, capital reduction or liquidation or take any other action to procure that the sale proceeds (and if the Sale Proposal is for a sale of assets or of a member of the Company Group other than the Company or a merger or consolidation, the sale proceeds net of taxes arising on such sale and reasonable expenses incurred by the Company Group) shall be distributed to the Shareholders in accordance with the Drag Along Notice; including but not limited to converting all Preferred Shares held by such Shareholder into Class A Common Shares prior to the sale of such shares in connection with such Company Sale; provided, however, the Preferred Shareholders shall be entitled to issue a Drag Along Notice only if the Company Sale shall have a valuation of no less than US$100,000,000.

3.3	Common Shareholders’ Option. Notwithstanding the foregoing, in lieu of participating in or voting in favor of (as the case may be) the Company Sale, the Common Shareholders shall have the option to purchase all of the Preferred Shares held by the Preferred Shareholders for cash at a price per share equal to that specified in the Drag Along Notice and otherwise in accordance with the terms of the Drag Along Notice.

4.	Voting Rights.

4.1	Separate Vote of Preferred Shares. In addition to any other vote or consent required herein or by Law, the affirmative vote of the Majority Preferred Holders shall be necessary to effect the following actions (other than a Series F Sale Proposal), to the extent allowable by Law:

(a)	Any amendment to the Memorandum and Articles that would result in a change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any class of Preferred Shares or increase the authorized number of any class or series of Preferred Shares;

(b)	Any action that authorized or created any class of the Company’s securities or any other equity securities of the Company having preferences superior or on a parity with any class or series of Preferred Shares;

(c)	Any action that reclassified any outstanding shares into shares having preferences or priority as to dividends or liquidation preference senior to or on a parity with preferences of any class or series of Preferred Shares;

(d)	Consolidation or merger with or into any other business entity or the sale of all or substantially all the Company’s assets;

(e)	The liquidation or dissolution of the Company; and

(f)	The declaration or payment of a dividend on the Common Shares.

4.2	Election of Board of Directors. As of the Series F-1 First Closing Date, the Board shall consist of nine (9) members, which can cast nine (9) votes in total.

(a)	The holder(s) representing a majority of the then outstanding Class B Common Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace two (2) of the members on the Board (the “Class B Directors”), who initially shall be Ligang Zhang and Feiyan Huang ..

(b)	The holder(s) representing a majority of the then outstanding Series D-1 Preferred Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace two (2) of the members on the Board (the “Preferred D-1 Directors”), who initially shall be Boquan He and Minjian Shi.

(c)	The holders representing a majority of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting together as a single class on an as-converted basis, shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members on the Board (the “Preferred A/B/C Director”).

(d)	The holder(s) representing a majority of the then outstanding Series E Preferred Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members on the Board (the “Preferred E Director”).

(e)	For so as long as GS and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (on an as-converted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GS and its Affiliates at the Series F-1 Closing, GS shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the Board (the “GS Director”).

(f)	For so long as GICSI and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (on an as-converted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GICSI at the Series F-1 Closing, GICSI shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the Board (the “GICSI Director”).

(g)	The Majority Preferred F-1 Holders shall have the right (but not the obligation) to jointly nominate one (1) of the members on the Board as an independent non-executive director of the Company (the “Preferred F-1 INED”), provided that the appointment of the Preferred F-1 INED shall be subject to the approval (which shall not be unreasonably withheld) of the Board with no less than five (5) affirmative votes of the Board and upon their good faith determination that such Preferred F-1 INED is independent of the Company Group, Founders, Key Employees and Substantial Shareholders. Such Preferred F-1 INED shall not: (i) hold more than one percent (1%) of the issued and outstanding Shares of the Company (on an as-converted basis); (ii) have any material interest in any principal business activity of or involved with any material business dealings with any member of the Company Group; (iii) be a director, partner or principal of a professional adviser currently providing, or within the one (1) year immediately preceding the date of his proposed appointment provided, services to any member of the Company Group or a Substantial Shareholder; (iv) intend to be on the Board specifically to protect the interests of an entity whose interests are not the same as those of the Shareholders as a whole; (v) be or have been Affiliated with another member of the Board, the CEO, any Key Employee or Substantial Shareholder within the two (2) years immediately preceding the date of his proposed appointment; or (vi) be financially dependent on any member of the Company Group or any of the Founders, Key Employee or Substantial Shareholders.

(h)	A Shareholder’s right to appoint a director pursuant to this Section 4.2 or Section 4.9 or to appoint an observer as set forth in Section 11.4, shall terminate and be of no further force or effect in the event that such Shareholder either on their own account or in conjunction with or on behalf of any person, firm or company, carries on or is engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner, agent consultant or otherwise, any business which competes in the PRC with any member of the Company Group with respect to the Company’s then existing business which as at the Series F-1 First Closing Date includes, without limitation, health examination, outpatient, dental and healthcare management services; provided however:

(i)	the right of GS to appoint the GS Director (on the Board and OpCo Board) pursuant to this Section 4.2 and Section 4.9 shall not be terminated pursuant to this Section 4.2(h) for so long as (A) any Person(s) appointed by it as the GS Director (whether on the Board or OpCo Board) does not act, or is not appointed or engaged to act, as a director or observer on the board of directors of any of Ciming Health Checkup Group , Meinian Onehealth Healthcare (Group) Co., Ltd. or any of their respective Affiliates or Subsidiaries (collectively, the “Competitors”); and (B) no Person Controlled by the Merchant Banking Division of Goldman Sachs (Asia) L.L.C. shall have the right to nominate, appoint, elect, remove from office or replace any director or observer to the board of directors or any committee of any of the Competitors.

(ii)	the right of GICSI to appoint the GICSI Director (on the Board and OpCo Board) pursuant to this Section 4.2 and Section 4.9 shall not be terminated pursuant to this Section 4.2(h) for so long as (A) any Person(s) appointed by it as the GICSI Director (whether on the Board or OpCo Board), does not act, or is not appointed or engaged to act, as a director or observer on the board of directors of any of the Competitors; and (B) no Person Controlled by GIC Special Investments (the private equity investment group of the Government of Singapore Investment Corporation) shall have the right to nominate, appoint, elect, remove from office or replace any director or observer to the board of directors or any committee of any of the Competitors.

4.3	Voting by the Board.

(a)	Subject to the remaining provisions of this Section 4.3, and Section 4.4, any action by the board of directors of any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

(b)	The following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of the GS Director and the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i)	any new issuance or series of issuances (over a twelve (12) month period) of any equity securities or options or warrants to purchase equity securities of (1) the Company where such issued equity securities or options or warrants (a) are issued at a valuation of the Company of less than an amount equal to US$555 million compounded annually at twelve percent (12%) from the Series F-1 First Closing Date, (b) in aggregate represent, or are convertible or exercisable into Shares representing, greater than five percent (5%) of the issued and outstanding share capital of the Company (on an as-converted basis) as calculated immediately prior to such issuance or series of issuances, or (c) have rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Series F-1 Preferred Shares, or (2) any other member of the Company Group, but excluding (i) any issuance of Series F-1 Preferred Shares under the Series F-1 Preferred Share Subscription Agreement, (ii) any issuance of Class A Common Shares upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares or Class B Common Shares, (iii) any issuance of Class A Common Shares under any employee stock ownership plan of the Company, (iv) issuance of Class A Common Shares upon exercise of any existing and properly authorized and reserved options or warrants, or (v) the redesignation of Class A Common Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares into Series F-2 Preferred Shares under the Share Purchase Agreements, as the case may be;

(ii)	any transaction or series of transactions between any member of the Company Group and any Shareholder, director, officer or employee of any member of the Company Group, or any Immediate Family Member or Affiliate of any of the foregoing (except inter-company transactions among the members of the Company Group and any loans, guarantees or indemnities by any member of the Company Group to any director, officer or employee, or to any relative of any of the foregoing of any member of the Company Group);

(iii)	any change in the name of any member of the Company Group (other than the Bayley & Jackson Entities) resulting in a name without “iKang” in its English name or in its Chinese name, or of any Bayley & Jackson Entity resulting in a name without “Bayley & Jackson” in its English name or in its Chinese name, any material change in the primary business of any member of the Company Group, or the termination of any material existing business of any member of the Company Group;

(iv)	change materially the accounting methods or policies of any member of the Company Group or the Company Group as a whole or the appointment or revocation of appointment of the Auditor;

(v)	license or transfer any material patents, copyrights, trademarks or other intellectual property of any member of the Company Group other than in the ordinary course of its business;

(vi)	establishment of any direct or indirect subsidiary of any member of the Company Group other than as set out in the annual budget and business plan approved in accordance with Section 4.3(c)(ii);

(vii)	purchase by any member of the Company Group of any real estate (other than office space or warehouse space) or any vehicle with a value that would exceed US$80,000;

(viii)	provision by any member of the Company Group of direct or indirect guarantee for any indebtedness of a Person that is not a member of the Company Group;

(ix)	commencement or settlement of any litigation, arbitration or other proceedings involving any member of the Company Group in excess of US$1,000,000;

(x)	any loans, guarantees or indemnities that, when aggregated with other outstanding loans, guarantees or indemnities and determined on an annual basis, exceed RMB3,000,000, and on a total outstanding basis, exceed RMB5,000,000, by any member of the Company Group to any of its directors, officers or employees, or to any relative of any of the foregoing; and

(xi)	redeem or repurchase any equity security of the Company or any other member of the Company Group (other than the redemption or repurchase of any (i) Series F Preferred Shares, (ii) Series E Preferred Shares in accordance with the Memorandum and Articles upon the delivery by the Majority Preferred E Holders of a Post F Redemption Notice, or (iii) equity securities of the Company from employees upon termination of their employment).

(c)	The following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i)	the purchase by any member of the Company Group of any securities of any other company (not being a member of the Company Group), the purchase or other acquisition of another enterprise or all (or substantially all) of the business and/or assets of another enterprise, or entry into a joint venture by the Company or any other member of the Company Group, where the purchase price or consideration paid by such member of the Company Group exceeds US$5,000,000, but excluding any purchase or acquisition by any member of the Company Group of any shell company (with a purchase price below RMB3,000,000) for the purpose of acquiring governmental licences or permits;

(ii)	approval of the annual budget and business plan (which shall include, without limitation, the establishment of any Subsidiaries of any member(s) of the Company Group, and the establishment, liquidation, dissolution, winding up, recapitalization, reorganization, or other event involving a change of control of any member of the Company Group (other than in relation to a Series F Sale Proposal or Sale Proposal)) of the Company Group, and any material changes to any then current business plan or annual budget (including without limitation any expenditure which would cause the aggregate expenditure of the Company Group to exceed the approved total expenditure in such business plan or annual budget approved in accordance with this Section 4.3(c)(ii) by five percent (5%)); and

(iii)	any material investment, capital expenditure or other capital commitment that is not included in the then effective budget of the Company Group approved by the Board under Section 4.3(c)(ii) and with a purchase price in excess of ten percent (10%) of the total amount budgeted for capital expenditures in such then effective budget.

(d)	The hiring or dismissal of the Chief Operating Officer (“COO”) or Chief Financial Officer (“CFO”) of the Company Group, or any senior vice president of the Company Group with significant influence over, or who participates in, major policymaking decisions of the Company Group, and any increase in the remuneration package by more than fifteen percent (15%) over a twelve (12) month period of such officers of the Company (including without limitation the CEO) or any member of the Company Group whose remuneration exceeds US$300,000 per year, shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of (i) the Class B Directors, and (ii) any of the Preferred E Director, the GS Director, or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

(e)	The hiring or dismissal of the Chief Executive Officer (“CEO”) of the Company Group shall require no less than six (6) affirmative votes of the Board members, including the affirmative votes of any of the Preferred E Director, the GS Director, or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

(f)	The following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of the Preferred E Director, the GS Director and the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i)	other than in the ordinary course of business, any transaction that results in a pledge, creation of a security interest, lien or other encumbrances over any material assets of any member of the Company Group;

(ii)	other than a Series F Sale Proposal, the liquidation, dissolution, winding up, recapitalization, reorganization, or any other event involving a change of control of, the Company or any Company Group Holdco, or, other than in accordance with the annual budget and business plan of the Company Group approved in accordance with Section 4.3(c)(ii), the liquidation, dissolution, winding up, recapitalization, reorganization, or any other event involving a change of control of, any member of the Company Group (other than a Company Group Holdco); and

(iii)	incurrence of indebtedness or loans by any member of the Company Group in excess RMB10,000,000 (except inter-company transactions among the members of the Company Group).

(g)	Any increase of the authorized number of directors of the Company will require the unanimous approval of all of the members of the Board.

4.4	Reserved Matters (Series F).

The Company and the members of the Company Group shall not enter into, permit or facilitate the following actions by any member of the Company Group, without the prior written consent from the Majority Preferred F Holders:

(a)	amendment to the Company’s or any other Company Group Holdco’s memorandum and articles of association, or material amendment to any other member of the Company Group’s memorandum and articles of association, and/or any other organizational documents;

(b)	restructuring, reclassification or any other modification of the terms of any class or series of shares or other securities of the Company;

(c)	declare or pay any dividend or distribution of the Company or any other member of the Company Group (other than any dividends required to be declared or paid by a member of the Company Group pursuant to applicable PRC Laws);

(d)	redeem or repurchase any equity security of the Company or any other member of the Company Group (other than the redemption or repurchase of any (i) Series F Preferred Shares, (ii) Series E Preferred Shares in accordance with the Memorandum and Articles upon the delivery by the Majority Preferred E Holders of a Post F Redemption Notice, or (iii) equity securities of the Company from employees upon termination of their employment);

(e)	sell, mortgage, pledge, lease, transfer or otherwise dispose of any of the Company Group’s assets which are in excess of RMB10 million in the aggregate over any twelve months;

(f)	approve or amend any employee stock ownership plan of the Company;

(g)	other than with respect to a Qualified IPO, select the stock exchange for an IPO or approve the valuation and/or terms and conditions for the IPO; and

(h)	any other matters specified in this Agreement or in the Memorandum and Articles as requiring the approval or consent of the Majority Preferred F Holders.

4.5	Finance and Audit Committee.

(a)	The Company shall establish a Finance and Audit Committee, which shall consist of four (4) representatives, including the CEO, a representative appointed by the Majority Preferred D-1 Holders, a representative appointed by the Majority Preferred E Holders, and a representative appointed by the Majority Preferred F Holders. The following actions would require the majority vote of the Finance and Audit Committee:

(i)	propose to the Board annual business plans and budgets for each fiscal year, which business plans and budgets shall be subject to the approval of the Board;

(ii)	the entry into any contract for the purchase or lease of any material asset valued in excess of RMB20,000,000, or the sale of any material asset valued in excess of RMB10,000,000, if not in the ordinary course of business and not included in the Company’s then effective budget;

(iii)	review the financial statements of the Company Group before publication and, as necessary, take advice to be assured that the principles and policies being considered by the Board comply with statutory requirements and with the best practices in accounting standards;

(iv)	consult with the external auditors (and, if any, internal auditors) regarding the extent of their work and review with them all major points arising from the auditors’ management letters and the response thereto;

(v)	seek to satisfy itself that the internal control and compliance environment within the Company Group is adequate and effective;

(vi)	recommend to the Board the appointment and level of remuneration of the external auditors; and

(vii)	other customary items of similar nature.

(b)	The chairman of the Finance and Audit Committee shall decide the frequency and timing of the meetings of the Finance and Audit Committee, provided that each member of the Finance and Audit Committee shall be given not less than fifteen (15) days’ notice of a proposed meeting.

(c)	The Finance and Audit Committee shall meet as often as its role and responsibilities reasonably require and at least once per fiscal quarter.

(d)	The Finance and Audit Committee may invite any officer, director, employee of, or adviser to, the Company Group to attend a meeting of the Finance and Audit Committee (or any part of it) as it may determine.

(e)	The Finance and Audit Committee may obtain independent legal or other professional advice on any matter within its remit. The Company will make such reasonable funds available to enable the Finance and Audit Committee to take such legal or other advice which the Finance and Audit Committee reasonably believes is necessary to obtain.

(f)	The Company shall procure that the Finance and Audit Committee is kept properly informed and receives all relevant information in a timely manner, to enable full and proper consideration of all matters within its remit. The Company will procure that all employees of and advisers to the Company Group will cooperate with the Finance and Audit Committee and provide it with any information it requires.

(g)	The Board shall not pass any resolution within the remit of the Finance and Audit Committee without such resolution having been approved and recommended to the Board by the Finance and Audit Committee.

4.6	Compensation Committee.

(a)	The Company shall establish a Compensation Committee, which shall consist of four (4) members, including the CEO, the GS Director, the GICSI Director, and a representative appointed by the Majority Preferred D-1 Holders. The Compensation Committee shall:

(i)	propose the terms of compensation of all directors and senior officers of the members of the Company Group for approval and adoption by the Board and (if necessary) the Shareholders;

(ii)	propose the terms of any employee incentive plan to be adopted by the Company and all grants of awards thereunder to the Board for approval and adoption by the Board and (if necessary) the Shareholders;

(iii)	have the power and authority to administer any properly approved employee incentive plan and to grant awards thereunder in accordance with such approval by the Board and (if necessary) the Shareholders; and

(iv)	have such other powers and authorities as the Board may delegate to it.

(b)	The Compensation Committee shall operate in the same manner as the Finance and Audit Committee.

(c)	The Company shall procure that the Compensation Committee is kept properly informed and receives all relevant information in a timely manner, to enable full and proper consideration of all matters within its remit. The Company will procure that all employees of and advisers to the Company Group will cooperate with the Compensation Committee and provide it with any information it requires.

(d)	The Board shall not pass any resolution within the remit of the Compensation Committee without such resolution having been approved and recommended to the Board by the Compensation Committee.

4.7	Expenses. The Company shall bear reasonable and documented travel expenses and other expenses for the members of the Board and the Observers traveling to the location of the Board meetings and committee meetings.

4.8	Governance of Other Company Group Members. The Company shall take all steps as are necessary to cause the provisions of this Section 4 to apply mutatis mutandis to the governance of any other member of the Company Group and any company subsequently acquired or Controlled, directly or indirectly, by the Company.

4.9	Election of OpCo Board.

(a)	For so as long as GS and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (on an as-converted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GS and its Affiliates at the Series F-1 Closing, GS shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the OpCo Board.

(b)	For so long as GICSI and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (on an as-converted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GICSI at the Series F-1 Closing, GICSI shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the Opco Board.

(c)	In the event either GS or GICSI exercises its right to elect one (1) member of the OpCo Board in accordance with this Section 4.9, the right of the other respective Shareholders to elect, remove from office and replace such respective number of the members of the Board in accordance with Section 4.2 shall apply to the OpCo Board immediately upon such exercise by either GS or GICSI of its right to elect one (1) member of the OpCo Board, and the Company shall procure that the provisions of Section 4.2 regarding the composition of the Board shall apply to the OpCo Board, mutatis mutandis.

4.10	Board and OpCo Board Members.

(a)	Each Shareholder agrees to vote all of its Shares in the Company (whether now owned or hereafter acquired or which the Shareholder may be empowered to vote) and to procure its nominee member(s) of the Board (other than the Preferred F-1 INED) or the board of directors of any other member of the Company Group (if applicable) to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that the persons nominated by the respective Shareholders pursuant to Section 4.2 or Section 4.9 shall be elected to or removed from the Board or the OpCo Board (as the case may be).

(b)	Subject to Sections 4.11 and 19.2, each member of the Board and each member of the OpCo Board shall be authorised to disclose all information he/she receives in such capacity to the Shareholder which nominated the member to the Board or to the OpCo Board (as the case may be) (subject in the case of the GICSI Director to any arrangements that may exist between GICSI and/or its Affiliates with the GICSI Director).

4.11	Undertakings of Investors. Each Investor warrants and undertakes to the Company that: (a) the Investor and its respective Affiliates (the “Investor Group”) have internal policies on information barriers for the purpose of restricting the unauthorized disclosure of information between Investor Group members (and their respective directors, officers and employees) and for compliance with regulatory obligations with respect to confidential information provided to the Investor Group; and (b) Confidential Information provided to the director(s) of the Company and/or OpCo appointed by the Investor pursuant to Section 4.2 or 4.9 shall not (subject to Sections 19.2(b) and 19.2(c)) be disclosed to any person except to the Investor, the Affiliates of the Investor or to the directors, officers, employees and professional advisors of the Investor and its Affiliates on a need-to-know basis and only for the purpose of evaluating or managing the Investor’s investment in the Company, and the aforementioned recipients shall be advised of the confidential nature of the Confidential Information and be under appropriate nondisclosure obligations substantially similar to the relevant terms contained herein (which may be effected by means other than entering into separate confidentiality agreements).

4.12	Indemnification of Company Group on Confidentiality. Each of GS (for so long as it retains the right to appoint the GS Director) and GICSI (for so long as it retains the right to appoint the GICSI Director) shall indemnify and hold harmless the members of the Company Group and their respective directors, officers and employees (collectively, the “Confidentiality Indemnified Parties”) from and against any losses, claims, damages or liabilities (except for any such losses, claims, damages or liabilities arising from or related to any negligence, wilful misconduct or fraud by any Confidentiality Indemnified Party) to which they become subject as a result of any breach by GS, any of its Affiliates, or their respective directors, officers or employees (in the case of GS’ indemnification of the Confidentiality Indemnified Parties under Section 4.12) or by GICSI, any of its Affiliates, or their respective directors, officers or employees (in the case of GICSI’s indemnification of the Confidentiality Indemnified Parties under this Section 4.12) of their respective obligations under Sections 4.11 and 19.2.

4.13	Chairman and Vice Chairman of the Board.

(a)	The chairman of the Board shall be appointed by the majority of the Board, including the affirmative vote of the Class B Directors, and, subject to Section 4.13(c) shall initially be Ligang Zhang. Notwithstanding the foregoing, in the event that Ligang Zhang (i) no longer serves as the CEO of the Company, and (ii) no longer has a right to appoint a director, then the chairman of the Board shall be appointed by the majority of the Board.

(b)	The Board shall also have a vice chairman, who shall be appointed by the majority of the Board, and shall initially be Boquan He .

(c)	Immediately prior to the occurrence of the Company’s first IPO, the Board shall appoint Ligang Zhang and Boquan He as co-chairmen of the Board.

5.	Preemptive Right.

5.1	The Company hereby grants to each Preferred Shareholder a right to purchase up to a pro rata share of any New Securities the Company may, from time to time, propose to sell and issue. For purposes of this pre-emptive right, a Preferred Shareholder’s “pro rata share” shall equal: (i) the number of Class A Common Shares held by such Preferred Shareholder, assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants, and options immediately prior to the issuance of the New Securities, divided by (ii) the total number of Class A Common Shares (assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants, and options immediately prior to the issuance of the New Securities). Notwithstanding the foregoing, so long as any of the SHVC Successors holds any Preferred Shares, the number of Class A Common Shares convertible by such SHVC Successor immediately prior to the issuance of the New Securities shall be deemed to include, without limitation, an additional number of Class A Common Shares convertible from Series C-1 Preferred Shares equal to its pro rata portion of 188,838 Series C-1 Preferred Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) among the SHVC Successors, and the total number of Class A Common Shares (assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants and options immediately prior to the issuance of the New Securities) that it holds. The Company shall deliver a notice to all Preferred Shareholders setting forth details of the proposed issuance of New Securities. Each Preferred Shareholder may exercise its pre-emptive right under this Section 5 by delivering a notice to the Company within twenty (20) Business Days after the date of the notice from the Company. The Company shall, within five (5) Business Days after the expiry of the foregoing twenty (20) Business Day period, deliver a further notice to all purchasing Preferred Shareholders setting out the number of unpurchased New Securities and the number of New Securities purchased under this Section 5. Each purchasing Preferred Shareholder shall have a right of re-allotment such that, if any Preferred Shareholder fails to exercise its right hereunder to purchase up to its pro rata share of New Securities, the purchasing Preferred Shareholders may purchase the non-purchasing Preferred Shareholder’s portion on a pro rata basis among the purchasing Preferred Shareholders based on the number of New Securities they all purchasing respectively within ten (10) days from the date of the last notice from the Company.

5.2	For the purpose of Section 5.1, “New Securities” means, all Common Shares and Common Share Equivalents, whether now authorized or not, issued by the Company after Series F-2 Closing Date, other than the following issuances:

(i)	Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company;

(ii)	1,888,698 Class A Common Shares issued or issuable upon the exercise of outstanding options and warrants as of the Series F-2 Closing Date;

(iii)	In addition to the Class A Common Shares referred to in Section 5.2(ii) above, Class A Common Shares issued or issuable upon the exercise of stock options granted pursuant to any employee stock ownership plan of the Company as adopted by the Board in accordance with the provisions of this Agreement in force at the time of such issuance or grant (if applicable);

(iv)	Securities issued or issuable upon the exercise of warrants, notes or other rights to acquire securities of the Company outstanding as at the Series F-2 Closing Date, the issue or grant of which was approved in accordance with the provisions of this Agreement in force at the time of such issuance or grant (if applicable);

(v)	Class A Common Shares issued or issuable upon the conversion of the Preferred Shares;

(vi)	Securities issued or issuable in a Qualified IPO;

(vii)	Securities issued or issuable in connection with a bona fide acquisition, consolidation, amalgamation, scheme or arrangement, merger or strategic partnership transaction the terms of which have been approved by no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, and which is not primarily for equity financing purposes;

(viii)	the Preferred Shares in issue as at the Series F-2 Closing Date or the Preferred Shares issued or to be issued under the Share Purchase Agreements; and

(ix)	Class A Common Shares issued or issuable in any other transaction in which exemption from the anti-dilution provisions in the Memorandum and Articles, as currently in effect, is approved by the affirmative vote of at least the Majority Preferred Holders.

6.	Demand Registration.

6.1	Registration Other Than on Form F-3/S-3.

(a)	Subject to the terms of this Agreement, if, at any time after the Company’s first IPO (but not within six (6) months after the effective date of a registration relating to the Company’s first IPO), Holders holding fifteen percent (15%) or more of the Class A Common Shares issued or issuable upon conversion of the Registrable Securities may request in writing that the Company file a Registration Statement covering at least fifteen percent (15%) of the Class A Common Shares issued or issuable upon conversion of the Registrable Securities held by such Holders (or any lesser percentage if the anticipated aggregate offering would exceed US$15,000,000).

(b)	Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within ninety (90) days of the receipt of such request, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request. The Company shall be obligated to effect no more than three (3) Registrations pursuant to this Section 6.1, provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 6.1 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 6.1.

6.2	Registration on Form F-3/S-3.

(a)	Subject to the terms of this Agreement, at any time when it is eligible to use a Form F-3/S-3 registration statement, one or more Holders may request the Company in writing to file an unlimited number of Registration Statements on Form F-3/S-3 (or any successor form to Form F-3/S-3, or any comparable form for Registration in a jurisdiction other than the United States) for a public offering of Registrable Securities for which the Company is entitled to use Form F-3/S-3 or a comparable form to Register the requested Registrable Securities.

(b)	Upon receipt of such a request the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within ninety (90) days of the receipt of such request, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 6.2, provided that the anticipated aggregate offering in each registration on Form F-3/S-3 will exceed US$1,000,000.

6.3	Right of Deferral.

(a)	The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 6:

(i)	In any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;

(ii)	If, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 6.1 or Section 6.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within ninety (90) days of receipt of that request (other than a registration of securities in a transaction under Rule 145 of the Securities Act or an offering solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective, provided, further, that the Holders are entitled to join such Registration (subject to the terms and exemptions of Section 7); or

(iii)	Within six (6) months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan).

(b)	If, after receiving a request from the Holders pursuant to Section 6.1 or Section 6.2, the Company furnishes to the Holders a certificate signed by the CEO of the Company stating that, in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company or its Shareholders for a Registration Statement to be filed in the near future, the Company’s obligation to use its commercially reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 6.1 or Section 6.2 to Register Registrable Securities; provided that the Company shall not exercise the right contained in this Section 6.3(b) more than once in any twelve (12) month period.

6.4	Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 6.1 or Section 6.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 6.1 and 6.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders). Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of equity securities to be underwritten, the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities from the underwriting if so justified after excluding any other equity securities from the underwriting. If a limitation of the number of Registrable Securities is required pursuant to this Section 6.4, the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

7.	Piggyback Registrations.

7.1	Registration of the Company’s Securities. Subject to Section 7.3, if at anytime the Company proposes to Register for its own account any of its equity securities in connection with the public offering of such securities, the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within twenty (20) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested by such Holder.

7.2	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 7.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 7.3.

7.3	Underwriting Requirements.

(a)	In connection with any offering involving an underwriting of the Company’s equity securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 7 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 7 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of equity securities to be underwritten, the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities from the Registration and underwriting if so justified after excluding any other equity securities (except for securities to be offered by the Company) from the Registration and underwriting.

(b)	If a limitation of the number of Registrable Securities is required pursuant to paragraph (a) the number of Registrable Securities that may be included in the Registration and underwriting by selling Holders shall be allocated among such Holders in proportion to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration. No Shareholder of the Company shall be granted piggyback registration rights which would reduce the number of shares includable by the holders of the Registrable Securities in such registration without the consent of the holders of at least seventy five percent (75%) of the Registrable Securities.

(c)	If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

7.4	Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 7 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company stock plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable), or (iii) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

8.	Procedures.

8.1	Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as possible:

(a)	Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and twenty (120) days;

(b)	Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(c)	Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)	Use its best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling Shareholders, those expenses shall be payable pro rata by selling Shareholders;

(e)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering. Each Holder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f)	Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)	Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h)	Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i)	Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded.

8.2	Information From Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

8.3	Expenses of Registration. All expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and underwriters, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of Holders representing a majority in voting power of the Registrable Securities to be Registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration), except that the Company shall be required to pay for such expenses if Holders representing a majority in voting power of the Registrable Securities intended to be Registered elect to treat such withdrawn Registration request as one of the Registration rights granted pursuant to Section 6.1.

8.4	Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

9.	Indemnification.

9.1	Company Indemnity.

(a)	To the extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter (each, a “Company Indemnified Party”) against any losses, claims, damages or liabilities (joint or several) to which they may become subject (except for any such losses, claims, damages or liabilities arising from or related to any negligence, wilful misconduct or fraud by any Company Indemnified Party) under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)	The indemnity agreement contained in this Section 9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, underwriter or controlling Person.

(c)	With respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of any Holder or underwriter, or any Person controlling (within the meaning of the Securities Act) such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such Person, if required by Law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

9.2	Holder Indemnity.

(a)	To the extent permitted by Law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, (each, a “Holder Indemnified Party”) against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (except for any such losses, claims, damages or liabilities arising from or related to any negligence, wilful misconduct or fraud by any Holder Indemnified Party), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 9.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)	The indemnity contained in this Section 9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section 9.2 exceed the gross proceeds from the offering received by such Holder.

9.3	Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 9.1 or Section 9.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 9.1 or Section 9.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

9.4	Contribution. If any indemnification provided for in Section 9.1 or Section 9.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

9.5	Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

9.6	Survival. The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise.

10.	Additional Undertakings.

10.1	Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit an Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3/S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a)	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration filed by the Company for an offering of its securities to the general public;

(b)	File with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c)	At any time following ninety (90) days after the effective date of the IPO, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3/S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to such form.

10.2	Limitations on Subsequent Registration Rights. From and after the Series F-1 First Closing Date, the Company shall not, without the prior written consent of the Holders of a majority in voting power of the Registrable Securities, enter into any agreement with any holder or prospective holder of any equity securities of the Company that would allow such holder or prospective holder (a) to include such securities in any Registration filed under Section 7, unless under the terms of such agreement such holder or prospective holder may include such equity securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand Registration of their securities.

10.3	“Market Stand-Off” Agreement. Each Holder agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of equity securities (whether then owned or thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the equity securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of equity securities or such other securities, in cash or otherwise; provided that (a) all directors, officers and all other Shareholders holding at least one percent (1%) of the then outstanding Shares of the Company (on an as-converted basis) must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 10.3, (b) all Holders will be released from any restrictions set forth in this Section 10.3 to the extent that any other members subject to substantially similar restrictions are released, and (c) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

10.4	Termination of Registration Rights. The registration rights of Holders shall terminate upon the fifth (5th) anniversary of the Company’s Qualified IPO, or earlier as to any Shareholder who, following the Company’s Qualified IPO, can sell such Shareholder’s Registrable Securities under Rule 144 in a three (3) month period.

10.5	Assignment of Registration Rights.

(a)	The right to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by an Holder to a transferee or assignee of such securities; provided that: (a) such transferee or assignee acquires at least 200,000 Registrable Securities of the Company, subject to adjustment for stock splits, stock dividends, recapitalization and the like; (b) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (c) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (d) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under Applicable Securities Law.

(b)	Notwithstanding the requirements in Section 10.5(a) above, transfer of registration rights granted under this Section 10 by any Holder of Registrable Securities to a partner, Shareholder, or Affiliate thereof will be without restriction as to minimum shareholdings.

10.6	Exercise of Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares.

11.	Covenants and Undertakings.

11.1	Delivery of Financial Statements. So long as any Preferred Shareholder continues to hold at least 500,000 Preferred Shares (or 300,000 Preferred Shares in the case of each of WI Harper and NewQuest) (including Common Shares issued upon conversion of the Preferred Shares), in each case subject to adjustment for stock splits, stock dividends, recapitalization and the like, the Company shall, upon the annual written request of any such Preferred Shareholder by no later than March 1 of each year for which the following information is requested, deliver to such Preferred Shareholder:

(a)	as soon as practicable, but in any event within ten (10) days after the completion of the audit and issuance of the audited fiscal year financial statements of the Company Group commenced in accordance with Section 11.14, audited financial statement of the Company Group (including without limitation, a consolidated income statement and statement of cash flows for the Company Group for such fiscal year and a consolidated balance sheet for the Company Group as of the end of the fiscal year), prepared (in accordance with US GAAP) and certified by the Auditor;

(b)	as soon as practicable, but in any event within thirty (30) days after the end of each fiscal quarter of the Company Group, an unaudited consolidated income statement and statement of cash flows for such fiscal quarter and an unaudited consolidated balance sheet as of the end of such fiscal quarter for the Company Group, prepared in accordance with PRC GAAP and certified by the Company’s CFO, with management’s analysis of result and a statement of an executive officer comparing monthly and year-to-date information to the Company Group’s plan; and

(c)	as soon as practicable, but in any event no later than seventy-five (75) days after the end of each fiscal year, an annual budget and business plan for the succeeding fiscal year for the Company Group, setting forth for each month during such succeeding fiscal year projected revenues, profits, capital expenditure and operating expenses.

11.2	Delivery of Tax Information. The Company shall, upon the annual written request of any of GS (for so long as GS or any of its Affiliates hold any Shares) or GICSI (for so long as GICSI or any of its Affiliates hold any Shares) by no later than March 1 of each year for which the following information is requested (which may be given together with the written request submitted pursuant to Section 11.1), as soon as practicable, but in any event within thirty (30) days from the date of final settlement and payment of the annual enterprise income tax of all members of the Company Group for a given year, provide GS and/or GICSI (as applicable) with the total amounts of the annual corporate income tax and business tax paid by the Company Group for such year, and a further breakdown of payment of the annual enterprise income tax and business tax (if applicable) by each member of the Company Group. Any of GS (for so long as GS or any of its Affiliates hold any Shares) or GICSI (for so long as GICSI or any of its Affiliates hold any Shares) shall be entitled, upon reasonable request following receipt of such information, to receive within thirty (30) days from making such request, copies of such underlying documentation submitted in connection with the payment of such corporate income tax and business tax by the respective members of the Company Group (which, for the avoidance of doubt, shall not require the Company Group to prepare any further documentation in addition to documents submitted to the relevant tax authorities in connection with their respective payments of corporate income tax and business tax).

11.3	Inspection and Management Meetings. The Company shall permit each Preferred Shareholder that holds at least 500,000 Preferred Shares (or 300,000 Preferred Shares in the case of each of WI Harper and NewQuest) (including Common Shares issued upon conversion of the Preferred Shares), in each case subject to adjustment for stock splits, stock dividends, recapitalization and the like, at such Preferred Shareholder’s expense, to visit and inspect any of the properties and examine the books of account and records of the Company Group and its subsidiaries and discuss the affairs, finances and accounts of such companies with the directors, officers, employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested by the Preferred Shareholder; provided, however, that the Company Group shall not be obligated pursuant to this Section 11.3 to provide access to any information if a majority of the Board determines in good faith and delivers to the Preferred Shareholders a written summary of its determinations that such exclusion is necessary to protect a material trade secret or other similarly material confidential information and the bases of such determinations, certified by the Board. The Company Group shall permit each Preferred Shareholder to attend its monthly management meetings.

11.4	Observer Rights.

(a)	For so long as Star Rising Ltd. holds any Preferred Shares, Mr. Tan Wenqing shall be entitled to attend all meetings of the Board in a non-voting observer capacity (the “Star Rising Observer”).

(b)	In the event NewQuest no longer has the power to solely appoint, remove from office or replace the Preferred E Director, for so as long as NewQuest continues to hold at least thirty percent (30%) of the Series E Preferred Shares (as adjusted for stock splits, stock dividends, consolidation and the like) as held by NewQuest as of the Series F-1 First Closing Date, NewQuest shall have the right to appoint an observer to attend all meetings of the Board in a non-voting observer capacity (the “NewQuest Observer”, and together with Star Rising Observer, the “Observers”).

(c)	All of the notification, background information, resolution, plans and schedules relating to the Board meetings shall be delivered to the Observers under the same notification requirements as applicable to the members of the Board; provided, however, that the Observers shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude the Observers from any meeting or portion thereof if the Board, with the affirmative vote of two-thirds (2/3) of the members of the Board, determines that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or, in the good faith determination of the Board as set forth in a written summary of its determination that such exclusion is necessary due to a conflict of interest and the bases of such determination, certified by the Board.

11.5	Termination of Information, Inspection and Observer Covenants. The covenants set forth in Sections 11.1, 11.2, 11.3 and 11.4 shall terminate and be of no further force or effect upon the earlier of (i) the closing of a Qualified IPO; (ii) regarding the information and inspection rights in Sections 11.1 and 11.3, with respect to a certain Preferred Shareholder, the date on which such Preferred Shareholder and its Affiliates in aggregate no longer hold at least 500,000 Preferred Shares (including Common Shares issued upon conversion of the Preferred Shares) (subject to adjustment for stock splits, stock dividends, recapitalization and the like); or (iii) the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act of 1934.

11.6	Restructuring.

(a)	The Company undertakes to consult with the Board on formulating a plan (to be approved by the Board in accordance with this Agreement) to effect and complete the transfer of all interests in the medical centers, clients, employees, contractors and all other assets held by the PRC Entities (other than direct or indirect wholly-owned subsidiaries of the Company) as of the date of the Series F-1 First Closing and any such additional interests in medical centers, clients, employees, contractors and other assets acquired by such PRC Entities thereafter to a direct or indirect wholly owned subsidiary of the Company (such transfer, the “Restructuring”), and further undertake to present for consideration by the Board such plan for the Restructuring before the first anniversary of the Series F-1 First Closing Date.

(b)	Upon any Change of Law or the announcement or promulgation of any Change of Law, the Company and Company Group Holdcos undertake, and the Company and Company Group Holdcos undertake to procure the relevant members of the Company Group, to effect and complete the Restructuring as soon as reasonably practicable, and in any event no later than 18 months from the earlier of (i) the effective date of such Change of Law and (ii) the date of such announcement or promulgation of such Change of Law.

(c)	Upon any IPO Change of Law, if the Board passes a Restricted Venue Resolution, the Company and Company Group Holdcos undertake, and the Company and Company Group Holdcos undertake to procure the relevant members of the Company Group, to effect and complete the Restructuring within two years from the date of such Restricted Venue Resolution.

11.7	Public Dissemination Right. The Company shall procure the relevant members of the Company Group to keep each of GS (as long as GS and its Affiliates in aggregate continue to hold at least five percent (5%) of the outstanding Shares of the Company (on a fully-diluted basis)) and GICSI (as long as GICSI and its Affiliates in aggregate continue to hold at least five percent (5%) of the outstanding Shares of the Company (on a fully-diluted basis)) (the “Minimum Shareholding”) informed, on a current basis, of any events, discussions, notices or changes with respect to any material tax (other than ordinary course communications which could not reasonably be expected to be material to the Company Group), criminal or regulatory investigation or action involving the Company or any other member of the Company Group, reasonably necessary for the purpose of permitting the respective Investor and its Affiliates to have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to it that might arise from such criminal or regulatory investigation or action and the Company shall procure each relevant member of the Company Group to, reasonably cooperate with each of GS (subject to GS and its Affiliates holding the Minimum Shareholding) and GICSI (subject to GICSI and its Affiliates holding the Minimum Shareholding), its members and its Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by any of GS (subject to GS and its Affiliates holding the Minimum Shareholding) and GICSI (subject to GICSI and its Affiliates holding the Minimum Shareholding), making a public announcement of such matters).

11.8	No Promotion. Each of the parties hereto (other than the Investors) agrees that it will not and shall procure that each member of the Company Group will not, without the prior written consent of the relevant Investor, in each instance, (a) use in advertising, publicity, or otherwise the name of any Investor or any of its Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by any Investor or any of its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by any member of the Company Group has been approved or endorsed by any Investor or any of its Affiliates. Each of the parties hereto (other than the Investors and their respective Affiliates) further agrees that it shall obtain the written consent from the applicable Investor prior to its issuance of any public statement detailing such Investor’s subscription for Series F-1 Preferred Shares pursuant to the Series F-1 Preferred Share Subscription Agreement or purchase of Series E Preferred Shares pursuant to the Secondary Purchase Agreements.

11.9	IPO

(a)	The Company shall use its respective best endeavours to achieve the Qualified IPO as soon as reasonably practicable.

(b)	Each of GS (as long as GS and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GS and its Affiliates at the Series F-1 Closing) and GICSI (as long as GICSI and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GICSI at the Series F-1 Closing) shall have the right to veto any IPO which does not meet all the requirements of a Qualified IPO. Upon such veto having been exercised, the Company shall take all such actions to prevent such IPO from proceeding or to cause such IPO to meet all the requirements of a Qualified IPO.

(c)	The Majority Preferred E Holders shall have the right to veto any IPO with a pre-offering valuation of the Company representing an offer price of less than three hundred percent (300%) of the Series E Original Purchase Price (as adjusted for stock splits, stock dividends, recapitalizations and the like).

(d)	The Company shall use its best efforts to consider an A-share IPO on the Shanghai Stock Exchange or Shenzhen Stock Exchange.

11.10	Reservation of Class A Common Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Class A Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company shall use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Common Shares to such number of shares as shall be sufficient for such purpose.

11.11	Post-IPO Obligations. For three (3) years following a IPO, the Company shall deliver to each Preferred Shareholder that held at least 500,000 Preferred Shares (including Common Shares issued upon conversion of the Preferred Shares) (subject to adjustment for stock splits, stock dividends, recapitalization and the like) immediately prior to such IPO and that continues to hold at least 500,000 Common Shares (subject to adjustment for stock splits, stock dividends, recapitalization and the like), copies of, where applicable, the Company Group’s annual reports to Shareholders and quarterly and interim reports to Shareholders and all other material filings with the Commission or any other regulatory agency, securities exchange or governmental agency promptly after such documents are filed.

11.12	Non-Compete. Until the fifth anniversary of the Series F-1 First Closing Date, without the Majority Preferred F-1 Holders’ written consent, each of the Founders agree that they shall not, and shall procure that their Affiliates (other than any member of the Company Group), will not, by themselves or through their respective agents, carry on, conduct, be engaged, whether as a partner, investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded company), consultant, adviser, agent, employee or otherwise, in any business which is in competition with the business then carried out by any member of the Company Group. The Company and Company Group Holdcos shall procure each Person who becomes (whether by appointment, promotion, assignment of responsibilities or otherwise) a Key Employee and who is not already party to a Letter of Commitment and Non-Competition (as defined in the Series F-1 Preferred Share Subscription Agreement) to enter into a Letter of Commitment and Non-Competition in form and substance as appended to the Series F-1 Preferred Share Subscription Agreement, and procure delivery of such Letter of Commitment and Non-Competition executed by such Key Employee to the Company within ten (10) Business Days of such Person becoming a Key Employee. Upon the request of the Majority Preferred F Holders, the Company and Company Group Holdcos undertake, and undertake to procure the relevant member of the Company Group that is a signatory to the Letter of Commitment and Non-Competition (if not the Company or other Company Group Holdco), to promptly take all necessary actions to enforce the terms of the Letters of Commitment and Non-Competition in accordance with applicable Laws against the Key Employees, including without limitation the application for injunctive measures against or claim of damages from any breaching Key Employee.

11.13	D&O Insurance. The Company shall obtain from financially sound and reputable insurers directors and officers liability insurance, each in an amount satisfactory to the Board (including the approval of the GS Director and the GICSI Director), and shall cause such insurance policies to be maintained until such time as the Board (including the approval of the GS Director and the GICSI Director) determines that such insurance should be discontinued. Such insurance policy shall name the Company as one of the loss payees and shall not be cancellable by the Company without prior approval of the Board (including the approval of the GS Director and the GICSI Director).

11.14	Financial Audit. By no later than thirty (30) days after the end of each fiscal year: (i) the Board shall approve the appointment and engagement terms of the Auditor, and (ii) the Company shall, subject to the obtaining of Board approval in item (i) above, shall by no later than thirty (30) days after the end of each fiscal year, appoint the Auditor and procure the Auditor to commence the fiscal year audit and prepare the audited financial statements of the Company Group. The Shareholders shall direct the directors of the Board (other than the Preferred F-1 INED) appointed by them to accomplish the purposes of item (i) above.

11.15	Assignment. The rights of any Preferred Shareholder under this Section 11 shall only be assigned to an assignee or transferee who acquires any of the Preferred Shares held by the Preferred Shareholder.

12.	Right to IPO Directed Shares. To the extent permitted by applicable Law and regulations, the Company shall, upon the written request by the Common B Holder or the Majority Preferred F Holders, use its best efforts to cause underwriters to designate up to twenty-five percent (25%) of the proposed undertaken shares as directed shares for sale at the first IPO, (i) with one-eighth of such directed shares to be allocated by the Common B Holder, (ii) with one-eighth of such directed shares to be allocated by the Majority Preferred D-1 Holders, (iii) with one-fourth of such directed shares to be allocated by the Majority Preferred E Holders among the holders of the Series E Preferred Shares pro rata to such holders’ then respective holdings of Series E Preferred Shares, and (iv) with one-half of such directed shares to be allocated by the Majority Preferred F Holders to the holders of the Series F Preferred Shares pro rata on an as-converted basis to such holders’ then respective holdings of Series F Preferred Shares.

13.	U.S. Tax Matters.

(a)	If, based on its review of the financial statements provided to it pursuant to Section 11.1 hereof, a U.S. Holder believes that the Company may be a PFIC for any taxable year, the U.S. Holder shall inform the Company. In such case, the Company shall cooperate with the U.S. Holder to enable the U.S. Holder to review the Company’s PFIC status for such taxable year, including permitting the U.S. Holder to examine its books of account, records and other information available to the Company to the extent reasonably necessary to make that determination. If following such review it is concluded that the Company is or is likely to be a PFIC, the Company shall, upon request of a U.S. Holder, provide the U.S. Holder with a “PFIC Annual Information Statement” containing the statements set forth in U.S. Treasury Regulations Sections 1.1295-1(g)(1)(i), (ii)(C), (iii) and (iv)(A) with respect to the Company (and if applicable, any member of the Company Group that is also determined to be a PFIC). Nothing herein shall require the Company to maintain calculations of “ordinary earnings” and “net capital gain,” or otherwise maintain books and records, in accordance with U.S. federal income tax accounting principles.

(b)	As soon as reasonably practicable following a request by a Preferred Shareholder that has notified the Company of its status as a “United States shareholder,” as defined in Section 951(b) of the Code (a “10% United States Shareholder”), the Company shall furnish to such shareholder:

(i)	information relating to any transfer of equity interests in the Company of which the Company is aware, and any issuance or redemption by the Company of any equity interests;

(ii)	the Company’s capitalization table (based on its share register) as of the end of the last day of such taxable year; and

(iii)	any information within the Company’s possession concerning the direct and indirect interest holders in each shareholder that is a party to this Agreement and that holds at least two per cent of the voting power of the Company’s Shares, provided that the information is reasonably necessary to determine whether the Company is a CFC and the relevant two per cent Shareholder has agreed to release such information regarding its direct and indirect holders to the U.S. Holder.

(c)	If a 10% United States Shareholder reasonably determines that the Company is a CFC, the Company shall use commercially reasonable efforts to provide such information as the 10% United States Shareholders may reasonably request to enable it to comply with its U.S. federal income tax reporting obligations relating to its investment in a CFC. Nothing herein shall require the Company to maintain calculations of earnings and profits or otherwise maintain books and records in accordance with U.S. federal income tax accounting principles.

14.	Compliance with Laws.

14.1	Anti-Bribery. The Company shall not and shall procure that none of the Company and any other members of the Company Group nor any director, officer, employee or Affiliate (together with the Company Group’s agents or other Persons acting for or on behalf of any member of the Company Group, individually and collectively, a “Company Affiliate”) and shall use its best efforts (including without limitation compliance with the procedures and guidelines established pursuant to the Anti-Corruption Compliance Program) to procure that none of the Company Group’s agents or other Persons acting for or on behalf of any member of the Company Group, shall take any action, directly or indirectly, that would result in a violation of or has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act, as amended, the Prevention of Corruption Act of the Republic of Singapore, as amended, the Anti-Unfair Competition Law of the PRC and the Interim Regulations regarding Prohibition of Commercial Bribery Activities of the PRC, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic Public Official from corporate funds, nor permit any Company Affiliate to offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any Public Official or to any person under circumstances where such Company Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Public Official, for the purpose of:

(a)	influencing any act or decision of such Public Official in his official capacity;

(b)	inducing such Public Official to do or omit to do any act in relation to his lawful duty;

(c)	securing any improper advantage; or

(d)	inducing such Public Official to influence or affect any act or decision of any Governmental Authority,

in order to assist the Company or any other member of the Company Group in obtaining or retaining business for or with, or directing business to the Company or any other member of the Company Group or in connection with receiving any approval of the transactions contemplated herein.

14.2	Anti-Money Laundering. The Company shall procure that the operations of the Company and each member of the Company Group shall be conducted at all times in compliance with applicable anti-money laundering statutes, laws, rules, and regulations of the PRC, Republic of Singapore and U.S., and any other jurisdiction in which it does business.

14.3	Further Undertakings.

(a)	The Company shall use its best efforts to ensure that each of the Company Affiliates shall comply with all applicable anti-bribery, anti-corruption and anti-money laundering Laws as referred to in Sections 14.1 and 14.2.

(b)	The Company shall promptly notify the Shareholders if any current or future Company Affiliates are or become Public Officials (other than retired Public Officials or Persons employed with public hospitals).

(c)	The Company shall promptly notify the Shareholders prior to any Company Affiliate, on behalf of the Company or other members of the Company Group or in relation to the Company Group’s business, conducting or agreeing to conduct any business, or entering into or agreeing to enter into any transaction with any Person in Syria, the Democratic People’s Republic of Korea, Iran, Sudan, Cuba or any other country sanctioned by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”).

(d)	For so long as any of the Investors (or their respective Affiliates) holds any Shares, by no later than January 31 of each year, the Company and each of the Company Group Holdcos undertake to procure that each member of the Company Group shall conduct and complete a check of each of the members of the Company Group and their respective directors, officers and employees, the top fifty (50) customers by total revenue of the Company Group for the previous year, the top twenty (20) suppliers by total cost of purchases of the Company Group for the previous year and Key Agents of the Company Group, on whether any of the foregoing Persons are, or to the Company Group’s knowledge, are owned or Controlled by a Person that is, targeted by or the subject of any sanctions administered by OFAC or by the United Nations Security Council, and notify each of GS (as long as any of GS and/or its Affiliates holds any Shares) and GICSI (as long as any of GICSI and/or its Affiliates holds any Shares) of the results of such check.

15.	Assignments and Transfers; No Third Party Beneficiaries.

(a)	This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, permitted assigns and legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Unless otherwise provided herein, the rights of any Preferred Shareholder hereunder are only assignable without the written consent of any other party by such Preferred Shareholder to (i) to a partner or Affiliate of such Preferred Shareholder; or (ii) to an assign or transferee who acquires all of the Preferred Shares held by such Preferred Shareholder. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.

(b)	Each transferee, assignee or subscriber of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and each transferee, assignee or subscriber (as applicable and to the extent such transferee, assignee or subscriber is not already a party to this Agreement) shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a Joinder Agreement substantially in the form attached hereto as Exhibit 1. Such transferee, assignee or subscriber, shall, upon the execution and delivery of a Joinder Agreement be deemed to be a party hereto as if such transferee’s, assignee’s or subscriber’s signature appeared on the signature pages of this Agreement. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee, assignee or subscriber shall have complied with the terms of this Section 15(b). Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 16.

16.	Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the Shareholders of the Company shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF SHAREHOLDERS’ AGREEMENT BY AND BETWEEN THE SHAREHOLDERS AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

17.	Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Restricted Shareholders agree to cooperate affirmatively with the Company and the Preferred Shareholders, to the extent reasonably requested by the Company or the Preferred Shareholders, to enforce rights and obligations pursuant hereto.

18.	No Fiduciary Duty. The parties hereto acknowledge and agree that nothing in this Agreement or the Transaction Documents shall create a fiduciary duty of Goldman, Sachs & Co., Ora Investment Pte Ltd or any of their respective Affiliates to the Company, to any member of the Company Group or to any of the Shareholders.

19.	Announcements and Confidentiality

19.1	Announcements. None of the parties may make any press release, public announcement or other public disclosure, or issue any circular relating to any of the transactions contemplated in this Agreement or any other Transaction Document, or the involvement of any Party and/or its Affiliates in any of the transactions, without the prior written approval of the other parties or use the name of the other parties or any of its Affiliates without the prior written approval of that other party in each instance. This does not affect any announcement or circular required by Law or any regulatory body or the rules of any relevant stock exchange, but the party which has an obligation to make an announcement or issue a circular or which has an Affiliate with such obligation shall consult with the other parties insofar as is reasonably practicable before complying with such obligation.

19.2	Confidentiality.

(a)	Disclosure of Terms. The terms and conditions of this Agreement and the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, all information furnished by a party and by representatives of such party to any other party hereof or any of the other parties’ respective representatives, any other information acquired by any party in connection herewith, and any confidential or proprietary information concerning the Company Group furnished to any party hereto (any Party or representative receiving such information, a “Receiving Party”) by or on behalf of the Company Group (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

(b)	Permitted Disclosures. Notwithstanding the foregoing, the parties may disclose:

(i)	the Confidential Information to its current investors, Affiliates and its and their respective employees, officers, directors, or professional advisors who need to know such information, and solely for their own use (and in the case of Shareholders, only for the purpose of evaluating or managing such Shareholder’s investment in the Company), in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 19.2 (for the avoidance of doubt, imposing such nondisclosure obligations may also be effected by means other than entering into separate confidentiality agreements);

(ii)	pursuant to any legal process or a subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal requirement made, promulgated or imposed by a court or by a judicial, regulatory, self-regulatory (including stock exchange) or legislative body, organization, commission, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents);

(iii)	such Confidential Information as is required to be disclosed pursuant to (i) applicable Law or (ii) requests from Governmental Authorities with authority to regulate such party’s operations, in each case as such party deems appropriate in good faith; and

(iv)	the disclosure is made by an Investor to its stockholders, limited partners, members or other owners of the Investor or any of its Affiliates, as the case may be, regarding the general status of its investment in the Company;

(v)	the disclosure is made by an Investor to bona fide potential transferees of the Shares held by it, provided that such potential transferees shall, prior to any disclosure, be required to enter into a confidentiality agreement with the Investor on terms substantially similar to this Section 19.2;

(vi)	the disclosure is made by an Investor to persons reasonably determined by the Investor to be potential stockholders, limited partners, or members of other investors in the Investor in any media, including in connection with any marketing materials distributed for or on behalf of the Investor or any of its Affiliates, regarding the general status of its investment in the Company, including the name of the Company and other members of the Company Group, and a description of the business conducted by the Company and other members of the Company Group; and

(vii)	the Confidential Information to any Person to which disclosure is approved in writing by the party which provided the Confidential Information (the “Providing Party”),

provided that if a party receives a request to disclose any Confidential Information in accordance with Section 19.2(b)(ii) or 19.2(b)(iii) above, (except in the case of disclosure to any tax authority or in proceedings in connection with the Transaction Documents among the parties thereto; provided that in proceedings to which the Providing Party is not a party, this exception only applies to Confidential Information provided by such Providing Party which is relevant to such proceedings), such party (the “Disclosing Party”) shall to the extent lawfully permissible and without compromising any privileges (where applicable), provide the Providing Party with prompt written notice of that fact and shall consult with the Providing Party regarding such disclosure. At the request and expense of the Providing Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the Providing Party, seek a protective order, confidential treatment or other appropriate remedy in relation to the information disclosed. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. For the purposes of this Section 19.2(b), “reasonable efforts” shall not be interpreted to mean that any Party is under any obligation to take legal action against any of its Affiliates, or against any of its or its Affiliates’ directors, officers or employees.

(c)	Other Exceptions. Notwithstanding any other provision of this Section 19.2, the confidentiality obligations of the parties shall not apply to:

(i)	information which a Receiving Party receives from a third party which the Receiving Party reasonably believes to have the right to make the disclosure, provided the Receiving Party complies with any restrictions imposed by the third party;

(ii)	information which is in the Receiving Party’s possession prior to the time of disclosure by the Disclosing Party; or

(iii)	information which enters the public domain without breach of confidentiality by the Receiving Party, its Affiliates or its or its Affiliates’ respective directors, officers, employees, stockholders, members, partners, agents, counsels, advisers or other representatives.

(d)	Breaches. Each party shall be responsible for any breach of this Section 19.2 by any of its Affiliates, and its and its Affiliates’ directors, officers and employees.

(e)	Notices. All notices required under this Section 19.2 shall be made pursuant to Section 20.4 of this Agreement.

20.	Miscellaneous.

20.1	Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York without regard to conflicts of law provisions.

20.2	Dispute Resolution.

(a)	Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof (including a Dispute regarding the interpretation and validity of this Section 20.2), shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after a party has delivered written notice to any other party to the Dispute requesting such consultation.

(b)	If the Dispute is not resolved within sixty (60) days from the date of the notice given in accordance with Section 20.2(a), the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with a written notice to each other party to the Dispute (the “Arbitration Notice”).

(c)	The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”), which shall act as the appointing authority, in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration. There shall be three (3) arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The HKIAC shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the HKIAC.

(d)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 20.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 20.2 shall prevail.

(e)	Each party to the arbitration shall, to the extent permitted by applicable Law, cooperate with each other party to the arbitration in making full disclosure of and providing reasonable access to all information and documents reasonably required by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)	The arbitration tribunal shall determine any Dispute that is submitted to arbitration by the parties strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive Law.

(g)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, where permitted under applicable Laws, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)	Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of the arbitration seat to support and assist the arbitration process pursuant to this Section 20.2.

(i)	The parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the provisions of this Section 20.2.

(i)	If at any time, two or more arbitrations have been commenced and are pending in relation to Disputes which arise out of or in connection with any of the Transaction Documents, the tribunal in the arbitration initiated first in time (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, by procedural order direct that the arbitration proceedings shall be consolidated before the Principal Tribunal if (1) there are issues of fact and/or law common to the arbitrations, (2) the interests of justice and efficiency would be served by such a consolidation, and (3) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Any application for consolidation shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(ii)	The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(iii)	If the Principal Tribunal makes an order for consolidation, the parties to each Dispute which is a subject of the Principal Tribunal’s order shall be treated as having consented to the Principal Tribunal: (1) thereafter having jurisdiction to resolve all disputes forming part of the consolidation order to the exclusion of the other arbitral tribunals; and (2) in accordance with the procedure, at the seat and in the language of the proceedings in which the Principal Tribunal was constituted, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, as ordered by the Principal Tribunal. In making an order for consolidation, the Principal Tribunal may also (i) order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (ii) give such directions as it considers appropriate (a) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under Section 20.2); and (b) to ensure the proper organization of the arbitration proceedings and that all the issues between the Parties are properly formulated and resolved.

(iv)	Upon the Principal Tribunal making an order for consolidation, any appointment of arbitrators relating to arbitrations that are the subject of the consolidation order issued by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be discharged and functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (1) the validity of any acts done or orders made by such arbitrators before the date of the order for consolidation, (2) such arbitrators’ entitlement to be paid their proper fees and disbursements and (3) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(v)	The parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 20.2 where such objections are based solely on the fact that consolidation of the same has occurred.

(j)	Pending the determination of the Dispute by the arbitration tribunal, the Parties shall continue to perform their obligations under this Agreement save with respect to those matters that are the subject of the aforesaid arbitration.

(k)	Any arbitral award shall be final and binding upon the parties thereto, and the prevailing party in the arbitration may apply to a court of competent jurisdiction for enforcement of such award.

20.3	Each of the parties hereto agrees to do all things and take all actions in their capacity of shareholders, including voting shares, to accomplish the purposes of the provisions set forth in Schedule J attached hereto, and to amend the Memorandum and Articles if the corresponding provisions in the Memorandum and Articles differ from those set forth in Schedule J.

20.4	Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally by hand or by sending it by next-day or second-day courier service or by fax to the addresses or fax numbers as set forth on the signature page hereof (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 20.4), or by email transmission to the email addresses set forth on the signature pages hereof provided that receipt of such email is requested and received. Where a notice is sent personally by hand, service of the notice shall be deemed to be effected upon personal delivery to the party to be notified (with written confirmation of receipt). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery generated by such transmitting organization, and to have been effected on the day the same is sent as aforesaid. Where a notice is sent by email, service of the notice shall be deemed to be effected by properly addressing the email to the intended recipient, and receiving confirmation of reader receipt of such email, and shall be deemed to have been effected on the day such confirmation of reader receipt is received.

20.5	Termination; Survival. Except for Sections 1, 6, 7, 8, 9, 10, 11.11, 15, 17, 19 and 20 hereof, this Agreement shall terminate upon the closing of a Qualified IPO.

20.6	Conflict with the Memorandum and Articles. In the event of any discrepancy between the provisions of this Agreement and the Memorandum and Articles, it is intended that the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Memorandum and Articles, subject to the voiding of any provision of the Memorandum and Articles owing to illegality or prohibition under Cayman Islands Laws.

20.7	Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes and replaces all other agreements between or among any of the parties with respect to the subject matter hereof, including but not limited to the Shareholders’ Agreement dated as of January 12, 2005, the Shareholders’ Agreement dated as of August 30, 2005, the Shareholders’ Agreement dated as of November 15, 2005, as amended by the Amendment No. l to the Shareholders’ Agreement dated as of October 20, 2006, the Shareholders’ Agreement dated as of November 12, 2006, the Shareholders’ Agreement dated as of April 22, 2007, the Shareholders’ Agreement dated November 20, 2007, as amended by the Amendment No. 1 to the Shareholders’ Agreement dated as of December 10, 2007 and the Amendment No. 2 to the Shareholders’ Agreement dated September 7, 2010, the Shareholders’ Agreement dated as of March 28, 2013 and the Original Agreement, respectively and the Term Sheet.

20.8	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) holders representing majority of the voting power of the Common Shares, (iii) the Majority Preferred Holders, and (iv) the Majority Preferred F Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

20.9	Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20.10	Attorney’s Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

20.11	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

20.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank.]

The parties hereto have executed this Shareholders’ Agreement as of the date first above written.

SIGNED by /s/ IKANG HEALTHCARE GROUP, INC.

SIGNED by /s/ IKANG GUOBIN HEALTHCARE GROUP, INC.

SIGNED by /s/ LIGANG ZHANG

SIGNED by /s/ FEIYAN HUANG

SIGNED by /s/ BAYLEY & JACKSON (CHINA) MEDICAL SERVICES LIMITED

SIGNED by /s/ IKANG ZHEJIANG, INC.

SIGNED by /s/ SHANGHAI IKANG, INC.

SIGNED by /s/ SHANGHAIMED IKANG, INC.

SIGNED by /s/ ZHEJIANG IKANG, INC.

SIGNED by /s/ SHANGHAI IKANG GUOBIN HOLDING CO. LTD.

SIGNED by /s/ BEIJING IKANG, INC.

SIGNED by /s/ BEIJING BAYLEY & JACKSON CLINIC LIMITED

SIGNED by /s/ GOLD PARTNER CONSULTANTS LIMITED

SIGNED by /s/ ZERO GAP TREASURE INC.

75

SIGNED by /s/ GAMAY PORTFOLIO INC.

SIGNED by /s/ NEXUS CONCEPT LIMITED

SIGNED by /s/ SINO ADVANCE LIMITED

SIGNED by /s/ TOP MEDIA HOLDINGS LIMITED

SIGNED by /s/ SHANGHAIMED, INC.

SIGNED by /s/ TIME INTELLIGENT FINANCE LIMITED

SIGNED by /s/ WISDOM POWER INTERNATIONAL LIMITED

SIGNED by /s/ TOP FORTUNE WIN LTD.

SIGNED by /s/ FAVOURED STAR LTD.

SIGNED by /s/ STAR RISING LTD.

SIGNED by /s/ PERFECT FORTUNE SUCCESS LTD.

SIGNED by /s/ FORTUNE DIAMOND LTD.

SIGNED by /s/ INTELLECT FIRST LIMITED

SIGNED by /s/ WI HARPER INC FUND VI LTD.

SIGNED by /s/ PACVEN WALDEN VENTURES VI, L.P.

SIGNED by /s/ PACVEN WALDEN VENTURES PARALLEL VI, L.P.

SIGNED by /s/ FULBERTO LIMITED

SIGNED by /s/ YING CI

76

SIGNED by /s/ POPULAR WORLD LTD

SIGNED by /s/ ZERO2IPO CHINA ANGEL FUND I, L.P.

SIGNED by /s/ ZERO2IPO CHINA ANGEL AFFILIATES FUND I, L.L.C.

SIGNED by /s/ UNITED SHEEN LIMITED

SIGNED by /s/ CLARITY CREEK INTERNATIONAL LIMITED

SIGNED by /s/ EASEJOINT LIMITED

SIGNED by /s/ HONOR SHINE GROUP LIMITED

SIGNED by /s/ OPULENT LION LIMITED

SIGNED by /s/ HUGO SHONG

SIGNED by /s/ NEWQUEST ASIA INVESTMENTS LIMITED

SIGNED by /s/ C. POWER ENTERPRISE LIMITED

SIGNED by /s/ MAX MAJOR CORP.

SIGNED by /s/ ZHANG XIAO QI

SIGNED by /s/ SPLENDOUR PATH LIMITED

SIGNED by /s/ CELESTIAL SPEED INVESTMENTS LIMITED

SIGNED by /s/ CHRISFIELD LIMITED

SIGNED by /s/ BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

SIGNED by /s/ MBD 2013, L.P.

SIGNED by /s/ MBD 2013 OFFSHORE, L.P.

77

SIGNED by /s/ BRIDGE STREET 2013, L.P.

SIGNED by /s/ BRIDGE STREET 2013 OFFSHORE, L.P.

SIGNED by /s/ ORA INVESTMENT PTE LTD.

SIGNED by /s/ AvantaLion, LLC.

SIGNED by /s/ BEIDMHK Holding Limited

78

SCHEDULE A

LIST OF PREFERRED A HOLDERS

Shareholders	Number of Shares

ShanghaiMed, Inc.	770,000

Time Intelligent Finance Limited	123,305

Gold Partner Consultants Limited	50,000

Clarity Creek International Limited	20,000

Wisdom Power International Limited	50,000

Pacven Walden Ventures VI, L.P.	29,097

Pacven Walden Ventures Parallel VI, L.P.	2,266

Top Fortune Win Ltd.	50,000

Total:	1,094,668

SCHEDULE A

SCHEDULE B

LIST OF PREFERRED B HOLDERS

Shareholders	Number of Shares

WI Harper Inc Fund VI Ltd.	474,421

ShanghaiMed, Inc.	52,268

Time Intelligent Finance Limited	159,679

Total:	686,368

SCHEDULE B

SCHEDULE C

LIST OF PREFERRED C-1, C-2 and C-3 HOLDERS

Preferred C-1 Holders

Shareholders	Number of Shares

WI Harper Inc Fund VI Ltd.	683,055

Max Major Corp.	63,540

Zhang Xiao Qi	47,655

Total:	794,250

Preferred C-2 Holders

Shareholders	Number of Shares

Top Media Holdings Limited	126,286

Total:	126,286

Preferred C-3 Holders

Shareholders	Number of Shares

ShanghaiMed, Inc.	631,429

Time Intelligent Finance Limited	392,889

Total:	1,024,318

SCHEDULE C

SCHEDULE D-1

LIST OF PREFERRED D-1 HOLDERS

Shareholders	Number of Shares

Top Fortune Win Ltd.	1,748,473

Favoured Star Ltd.	179,102

Star Rising Ltd.	61,949

Fortune Diamond Ltd.	43,658

Time Intelligent Finance Limited	470,758

Fulberto Limited	150,000

Ying CI	30,000

Popular World Ltd.	69,372

Pacven Walden Ventures VI, L.P.	57,829

Pacven Walden Ventures Parallel VI, L.P.	4,503

Wisdom Power International	35,000

Splendour Path Limited	75,000

Celestial Speed Investments Limited	50,000

Chrisfield Limited	50,000

AvantaLion, LLC	463,220

Total:	3,488,864

SCHEDULE D - 1

SCHEDULE D-2

LIST OF PREFERRED D-2 HOLDERS

Shareholders	Number of Shares

Top Fortune Win Ltd.	1,098,982

Favoured Star Ltd.	119,402

Time Intelligent Finance Limited	69,058

Clarity Creek International	100,000

Zero2IPO China Angel Fund I, L.P.	61,105

Zero2IPO China Angel Affiliates Fund I, L.L.C.	3,673

Pacven Walden Ventures VI, L.P.	336,274

Pacven Walden Ventures Parallel VI, L.P.	26,184

WI Harper Inc Fund VI Ltd.	141,166

AvantaLion, LLC	116,780

Total	2,072,624

SCHEDULE D - 2

SCHEDULE E

LIST OF PREFERRED E HOLDERS

Shareholders	Number of Shares

NewQuest Asia Investments Ltd.	2,226,536

United Sheen Limited	292,463

Pacven Walden Ventures VI, L.P.	180,890

Pacven Walden Ventures Parallel VI, L.P.	14,085

C.Power Enterprise Limited	30,000

Max Major Corp.	38,995

Zhang Xiao Qi	77,990

Clarity Creek International Limited	11,699

Ora Investment Pte Ltd.	816,193

BEIDMHK Holding Limited	600,606

Total:	4,289,457

SCHEDULE E

SCHEDULE F

LIST OF PREFERRED F-1 and F-2 HOLDERS

Preferred F-1 Holders

Shareholders	Number of Shares

Broad Street Principal Investments, L.L.C.	3,028,125

MBD 2013, L.P.	78,262

MBD 2013 Offshore, L.P.	29,748

Bridge Street 2013, L.P.	289,160

Bridge Street 2013 Offshore, L.P.	65,728

Ora Investment Pte Ltd.	3,117,173

Total:	6,608,196

Preferred F-2 Holders

Shareholders	Number of Shares

BEIDMHK Holding Limited	596,484

Total:	596,484

SCHEDULE F

SCHEDULE G

LIST OF COMMON A HOLDERS

Shareholders	Number of Shares

Gold Partner Consultants Limited	357,865

Zero Gap Treasure Inc.	200,190

Gamay Portfolio Inc.	3,323

Nexus Concept Ltd.	3,323

Sino Advance Ltd.	3,323

Intellect First Limited	58,568

Top Media Holdings Limited	67,601

ShanghaiMed, Inc.	196,139

Time Intelligent Finance Limited	116,131

Wisdom Power International	11,914

Top Fortune Win Ltd.	1,551,120

Favoured Star Ltd.	168,327

Star Rising Ltd.	442,943

Perfect Fortune Success Ltd.	153,304

Fortune Diamond Ltd.	497,732

MAX MAJOR CORP.	3,056

Zhang Xiao Qi	6,292

NewQuest Asia Investments Ltd.	34,303

United Sheen Ltd.	3,549

Pacven Walden Ventures VI, L.P.	6,388

Pacven Walden Ventures Parallel VI, L.P.	497

Clarity Creek International	1,993

Fulberto Limited	2,427

Ying CI	364

Popular World Ltd	842

Easejoint Limited	390,511

Honor Shine Group Limited	200,000

Opulent Lion Limited	78,432

Hugo Shong	39,216

Total:	4,599,673

SCHEDULE G - 1

SCHEDULE H

LIST OF COMMON B HOLDERS

Shareholder	Number of Shares

ShanghaiMed, Inc.	1,570,000

Total:	1,570,000

SCHEDULE H

SCHEDULE I

LIST OF RESTRICTED SHAREHOLDERS

Restricted Shareholder	Beneficial Owner

ShanghaiMed, Inc.	Ligang Zhang (90%)*

Time Intelligent Finance Limited	Ligang Zhang*

Gold Partner Consultants Limited	Feiyan Huang

Top Fortune Win Ltd.	Boquan He

*	until such time Ligang Zhang’s employment by the Company is terminated without Cause.

SCHEDULE I

SCHEDULE J

Capitalised terms used in this Schedule J but not otherwise defined in this Schedule J or elsewhere in this Agreement shall have the meanings set forth in the Memorandum and Articles.

1.	Redemption Rights.

A.	If any of the following events occurs:

(a) by the fourth anniversary of the Series F-1 First Closing Date, the Restructuring has been completed but a Qualified IPO has not been consummated;

(b) any change or development (other than as approved by the Board (including the affirmative votes of the GS Director and the GICSI Director)) or any breach of the Transaction Documents (other than the Secondary Purchase Agreements between GICSI and the relevant holders of Series E Preferred Shares in relation to the purchase by GICSI of Series E Preferred Shares) by the Company, which results in the loss of Control by the Company over any of the other members of the Company Group that in aggregate (calculated cumulatively from the Series F-1 First Closing Date) account for three percent (3%) or more of the then consolidated revenues or hold three percent (3%) or more of the then consolidated assets of the Company Group (taken as a whole) or the inability to consolidate the accounts of any other member of the Company Group which in aggregate (calculated cumulatively from the Series F-1 First Closing Date) account for three percent (3%) or more of the then consolidated revenues or hold three percent (3%) or more of the then consolidated assets of the Company Group (taken as a whole) with the accounts of the Company;

(c) the Restructuring is not completed by the expiry of 18 months from the earlier of (i) the effective date of a Change of Law or (ii) the date of such announcement or promulgation of a Change of Law;

(d) the Restructuring is not completed within two years from the date of a Restricted Venue Resolution; or

(e) by the fourth anniversary of the Series F-1 First Closing Date, the Restructuring has not been completed and a Qualified IPO has not been consummated;

SCHEDULE J - 1

then at the election of the Majority Preferred F Holders, and upon delivery of a written redemption request (each such request, a “Redemption Notice”) by the Majority Preferred F Holders, each Series F Preferred Share shall be eligible to be redeemed (and the Majority Preferred F-1 Holders shall have the right upon written notice to require all Preferred F-1 Holders to, and upon delivery of such written notice each Preferred F-1 Holder shall, submit their share certificates to the Company in accordance with Section 1(F)(a) for redemption of all outstanding Series F-1 Preferred Shares) by the Company for cash at a price equal to (i) with respect to Series F-1 Preferred Shares, (in the case of a redemption event set forth in paragraphs (a) to (d) above) the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Series F-1 First Closing Date to the date on which the redemption price has been received by the Preferred F-1 Holder (both dates inclusive) or (in the case of the redemption event set forth in paragraph (e) above) the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at twelve percent (12%) per year compounded annually from the Series F-1 First Closing Date to the date on which the redemption price has been received by the Preferred F-1 Holder (both dates inclusive) (in either case, the “Series F-1 Redemption Price”), and (ii) with respect to the Series F-2 Preferred Shares, (in the case of a redemption event set forth in paragraphs (a) to (d) above) the Series F-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Series F-2 Closing Date to the date on which the redemption price has been received by the Preferred F-2 Holder (both dates inclusive) or (in the case of the redemption event set forth in paragraph (e) above) the Series F-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at twelve percent (12%) per year compounded annually from the Series F-2 Closing Date to the date on which the redemption price has been received by the Preferred F-2 Holder (both dates inclusive) (in either case, the “Series F-2 Redemption Price”)). The redemption price shall be paid in U.S. dollars, and shall be subject to the priority of payment set forth in Section 1(F)(b).

B.	Upon any of the following:

(a) the delivery by the Majority Preferred F Holders to the Company of a Redemption Notice given pursuant to Section 1(A)(b) for the redemption of all outstanding Series F Preferred Shares; or

(b) the later of (i) the fourth (4th) anniversary of the Series F-1 First Closing Date, or (ii) the delivery by the Majority Preferred F Holders to the Company of a Redemption Notice given pursuant to any of Sections 1(A)(a), 1(A)(c), 1(A)(d) or 1(A)(e) for the redemption of all outstanding Series F Preferred Shares,

(each, a “Series E Redemption Event”) then at the election of the Majority Preferred E Holders, and upon delivery of a Redemption Notice by the Majority Preferred E Holders, each Series E Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to the Series E Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series E Issue Date (the “Series E Redemption Price”). The redemption price shall be paid in U.S. dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 1(F)(b).

SCHEDULE J - 2

C.	Subject to Section 4.3(b) and Section 4.4 of this Agreement, upon the second (2nd) anniversary of the Series F-1 First Closing Date and thereafter:

(a) at the election of the Majority Preferred B Holders upon delivery of a Redemption Notice by the Majority Preferred B Holders, (i) each Series B Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to the Series B Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series B Issue Date (the “Series B Redemption Price”), and (ii) each Series C-1 Preferred Share and Series C-2 Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to the Series C-1 Original Purchase Price plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-1 Redemption Price”), or the Series C-2 Original Purchase plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-2 Redemption Price”), as the case may be, in each case as adjusted for stock dividends, stock splits, consolidation and the like. The redemption price shall be paid in U.S. dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 1(F)(b); and

(b) at the election of the Majority Preferred D-1 Holders upon delivery of a Redemption Notice by the Majority Preferred D-1 Holders, (a) each Series D-1 Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to the Series D-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series D Issue Date (the “Series D-1 Redemption Price”). The redemption price shall be paid in U.S. dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 1(F)(b).

D.	After delivery of a Redemption Notice by the Majority Preferred F Holders, the Majority Preferred E Holders, the Majority Preferred B Holders and/or the Majority Preferred D-1 Holders, and thereafter, at the election of the Majority Preferred A Holders (if applicable) upon delivery of a Redemption Notice by the Majority Preferred A Holders’, each Series A Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to the Series A Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually calculating from the Original Series A Issue Date (the “Series A Redemption Price”). The redemption price shall be paid in U.S. dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 1(F)(b).

SCHEDULE J - 3

E.	Following delivery of a Redemption Notice by the Majority Preferred F Holders, the Majority Preferred E Holders, the Majority Preferred B Holders, the Majority Preferred D-1 Holders, and/or the Majority Preferred A Holders (if applicable) and thereafter:

(a) at the election of the Majority Preferred C-3 Holders, and upon delivery of a Redemption Notice by the Majority Preferred C-3, each Series C-3 Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to Series C-3 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-3 Redemption Price”). The redemption price shall be paid in U.S. dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 1(F)(b); and

(b) at the election of the Majority Preferred D-2 Holders, upon delivery of a Redemption Notice by the Majority Preferred D-2 Holders, each Series D-2 Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to Series D-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series D Issue Date (the “Series D-2 Redemption Price”). The redemption price shall be paid in U.S. dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 1(F)(b).

F.	Procedure.

(a) Each Redemption Notice shall be given by the initiating Preferred Shareholders (the “Initiating Redeeming Holders”) by hand or by mail to the office of the Company where the register of members of the Company is maintained at least thirty (30) days prior to the intended redemption date (the “Redemption Date”). Following receipt of such Redemption Notice pursuant to Sections 1(A) through (D), as the case may be, the Company shall within seven (7) Business Days deliver a copy of the Redemption Notice (a “Company Redemption Notice”) to each holder of record of Preferred Shares, at the address last shown on the records of the Company for such holder(s). The Company Redemption Notice shall indicate that certain Preferred Shareholders have elected redemption of all or a portion of their Preferred Shares pursuant to the provisions of this Section 1, shall specify the Redemption Date, and shall direct the holders of all Preferred Shares that are eligible to be redeemed to submit their share certificates to the Company on or prior to the scheduled Redemption Date for redemption. Subject to these Sections, on any Redemption Date, each holder of Preferred Shares that are eligible to be redeemed shall have the right to have its eligible Preferred Shares redeemed together with the eligible Preferred Shares held by the Initiating Redeeming Holders. In the event that any Preferred Shareholder of an eligible share shall not have participated in the redemption in accordance with the preceding sentence, such Preferred Shareholder shall nevertheless have the right to require the Company to redeem up to all of the eligible Preferred Shares held by it by initiating or participating in a subsequent redemption pursuant to this Section 1.

SCHEDULE J - 4

(b) The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Section 1 will take place on the Redemption Date. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor,

(i) first, before redeeming any other class of shares, redeem each eligible Series F Preferred Share submitted for redemption by paying in cash therefor the Series F-1 Redemption Price and the Series F-2 Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, the Company Redemption Notice, together with an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

(ii) second, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption and Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, redeem each eligible Series E Preferred Share submitted for redemption by paying in cash therefor the Series E Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

(iii) third, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption and Series E Redemption Price of the Series E Preferred Shares submitted for redemption, redeem each eligible Series B Preferred Share, Series C-1 Preferred Share, Series C-2 Preferred Share and Series D-1 Preferred Share submitted for redemption by paying in cash therefor the Series B Redemption Price, Series C-1 Redemption Price, Series C-2 Redemption Price, and Series D-1 Redemption Price (as applicable) against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

SCHEDULE J - 5

(iv) fourth, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, Series E Redemption Price of the Series E Preferred Shares submitted for redemption, Series B Redemption Price of the Series B Preferred Shares submitted for redemption, Series C-1 Redemption Price of the Series C-1 Preferred Shares submitted for redemption, Series C-2 Redemption Price of the Series C-2 Preferred Shares submitted for redemption, and Series D-1 Redemption Price of the Series D-1 Preferred Shares submitted for redemption, redeem each eligible Series A Preferred Share submitted for redemption by paying in cash therefor the Series A Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate); and

(v) fifth, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, Series E Redemption Price of the Series E Preferred Shares submitted for redemption, Series B Redemption Price of the Series B Preferred Shares submitted for redemption, Series C-1 Redemption Price of the Series C-1 Preferred Shares submitted for redemption, Series C-2 Redemption Price of the Series C-2 Preferred Shares submitted for redemption, Series D-1 Redemption Price of the Series D-1 Preferred Shares submitted for redemption, and Series A Redemption Price of the Series A Preferred Shares submitted for redemption, redeem each eligible Series C-3 Preferred Share and Series D-2 Preferred Share submitted for redemption by paying in cash therefor the Series C-3 Redemption Price and Series D-2 Redemption Price (as applicable) against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate).

From and after the Redemption Closing, if the Company makes payments to a Preferred Shareholder in respect of the Series F-1 Redemption Price, Series F-2 Redemption Price, Series E Redemption Price, Series B Redemption Price, Series C-1 Redemption Price, Series C-2 Redemption Price, Series D-1 Redemption Price, Series A Redemption Price, Series C-3 Redemption Price and Series D-2 Redemption Price, as the case may be, all rights of such Preferred Shareholder (except the right to receive the Redemption Price therefor) will cease with respect to such Preferred Share (other than the right to receive any declared but unpaid dividend), and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever. To the extent that the Company’s assets of funds which are legally available to make any redemption payment under this Section 1 are insufficient, the payment of the applicable redemption price shall be made in accordance with the terms of Section 1(G) in the order of the priority of payments set forth in this Section 1(F).

SCHEDULE J - 6

G.	If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 1 is due are insufficient to pay in full all redemption payments to be paid to the electing Shareholders, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date in full in the order provided in Section 1(F) and then upon the occurrence of insufficiency ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon, in the order provided in Section 1(F). The remaining balance shall be paid in the form of a one-year promissory note (the “Redemption Note”) to such Holders. Each Redemption Note shall bear an interest of five percent (5%) per annum. Notwithstanding the foregoing, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due in the order provided in Section 1(F), with any such payment be credited first to any accrued but unpaid interest on each outstanding Redemption Note and second to any outstanding principle amount of each outstanding Redemption Note. Without limiting any rights of the holders of Preferred Shares which are set forth in the Company’s Memorandum and Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

H.	The Redemption Rights for the Preferred Shareholders shall terminate upon the closing of a Qualified IPO.

2.	Liquidation Rights.

A.	Liquidation Events. For purpose of this Section 2, the following events (but excluding any transaction effected in connection with a Series F Sale Proposal or a Sale Proposal) shall be treated as a liquidation event (“Liquidation Event”):

(a) Any liquidation, dissolution or winding up of the Company or of one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis;

SCHEDULE J - 7

(b) Any transaction or series of related transactions (whether in the form of a merger, sale of stock, asset sale or otherwise) as a result of which all of the equity securities of the Company outstanding immediately prior to such transaction(s) no longer continue to represent, or are converted into or exchanged for equity securities that no longer represent, immediately following such transaction(s), at least a majority, by voting power, of the equity securities of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity, or any sale of the Company, in each case whether in the form of a merger, sale of stock, asset sale or otherwise;

(c) Any transaction or series of related transactions in which the Company, after completion of such transaction(s), ceases to Control, directly or indirectly, one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis; or

(d) A sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any other member(s) of the Company Group, of all or substantially all the assets and/or intellectual property of the Company Group taken as a whole on a consolidated basis, or the sale or disposition (whether by merger or otherwise) of one or more members of the Company Group if substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis are held by such member(s) of the Company Group, except where such sale, lease, transfer, exclusive license or other disposition is to one or more other members of the Company Group.

For the purpose of determining the number of eligible voting stock in this Section 2(b), each Preferred Share shall be entitled to such number of votes equal to the number of Class A Common Shares into which each Preferred Share is convertible immediately after completion of the transaction.

B.	Liquidation Preferences.

Upon occurrence of a Liquidation Event:

(a)	None of the Preferred Shareholders shall have the right to exercise their respective Redemption Rights as set forth in Section 1.

(b)	Before any distribution or payment shall be made to the holders of any Common Shares or other Preferred Shares, an amount shall be paid with respect to each Series F-1 Preferred Share and Series F-2 Preferred Share equal to one hundred percent (100%) of the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series F-1 and F-2 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred F-1 Holders and Preferred F-2 Holders, then such assets shall be distributed among the Preferred F-1 Holders and Preferred F-2 Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

SCHEDULE J - 8

(c)	After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series E Preferred Share equal to one hundred percent (100%) of the Series E Original Purchase Price, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (the “Series E Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred E Holders, then such assets shall be distributed among the Preferred E Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d)	After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount and the Series E Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series A Preferred Shares, Series C-3 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series B Preferred Share, Series C-1 Preferred Share, Series C-2 Preferred Share, and Series D-1 Preferred Share equal to one hundred percent (100%) of the Series B Original Purchase Price, the Series C-1 Original Purchase Price, the Series C-2 Original Purchase Price, or the Series D-1 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series B, C-1, C-2 and D-1 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders, and Preferred D-1 Holders, then such assets shall be distributed among the Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders and Preferred D-1 Holders, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

SCHEDULE J - 9

(e)	After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount and the Series B, C-1, C-2 and D-1 Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series C-3 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series A Preferred Share equal to one hundred percent (100%) of the Series A Original Purchase Price, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (the “Series A Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred A Holders, then such assets shall be distributed among the Preferred A Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(f)	After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount, the Series B, C-1, C-2 and D-1 Liquidation Preference Amount and the Series A Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, an amount shall be paid on a pari passu basis with respect to each Series C-3 Preferred Share and Series D-2 Preferred Share equal to one hundred percent (100%) of the Series C-3 Original Purchase Price, or the Series D-2 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series C-3 and D-2 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred C-3 Holders and Preferred D-2 Holders, then such assets shall be distributed among the Preferred C-3 Holders and Preferred D-2 Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(g)	After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount, the Series B, C-1, C-2 and D-1 Liquidation Preference Amount, the Series A Liquidation Preference Amount and the Series C-3 and D-2 Liquidation Preference Amount, the remaining assets shall be distributed to all Shareholders ratably on an as-converted basis.

SCHEDULE J - 10

SCHEDULE K

INTERPRETATION

1	Sections, Schedules etc.

References to this Agreement include any Schedules and Exhibits to it and references to Sections, Schedules and Exhibits are to Sections of and Schedules and Exhibits to this Agreement.

2	Singular, Plural, Gender

In this Agreement, the singular shall include the plural and vice versa. References to one gender shall include all genders.

3	References to Companies

References to a company shall include any company, corporation or any body corporate, wherever incorporated.

4	Day and Time

4.1	Unless the context otherwise requires, if any rights or obligations under this Agreement fall on a date which happens not to be a Business Day, such rights or obligations shall instead fall on the next succeeding Business Day after such stated date.

4.2	References to times of the day are, unless otherwise specified, to Hong Kong time.

5	Headings

Headings are for convenience only and shall not affect the interpretation of this Agreement.

6	Documents

Any reference to a contract or document is to that contract or document as amended, novated, supplemented, restated or replaced from time to time.

SCHEDULE K - 1

7	References to Certain Words

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars, “USD” or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

SCHEDULE K - 2

SCHEDULE L

PRC ENTITIES

1.	Beijing Bayley & Jackson Clinic Co., Ltd. ;

2.	ShanghaiMed iKang, Inc. ;

3.	Shanghai iKang, Inc. ;

4.	iKang Health Management (Zhejiang) Co., Ltd. ;

5.	Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd. .

6.	Beijing iKang Online Technology Co., Ltd. ;

7.	Beijing iKang Guobin Health Technology Co., Ltd. ;

8.	Beijing iKang Guobin Lidu Clinic Co., Ltd. ;

9.	Beijing iKang Guobin Jianwai Clinic Co., Ltd. ;

10.	Beijing iKang Guobin Zhongguan Clinic Co., Ltd. ;

11.	Beijing iKang Guobin Zhengqingyuan Clinic Co., Ltd. ;

12.	Beijing iKang Guobin Jiuxianqiao Clinic Co., Ltd. ;

13.	Beijing iKang Guobin Clinic Co., Ltd. ;

14.	Beijing iKang Guobin Xinei Clinic Co., Ltd. ;

15.	Jiandatong Health Technology (Beijing) Co., Ltd. ;

SCHEDULE L - 1

16.	Tianjin Heping District Aibin Clinic Co., Ltd. ;

17.	Shanghai Yalong Daoyi, Service Co., Ltd. ;

18.	Shanghai iKang Guobin Holding Co., Ltd. ;

19.	Shanghai Guobin Medical Center Co., Ltd. ;

20.	Shanghai Wangzu Guobin Clinic Co., Ltd. ;

21.	Shanghai iKang Guobin Mingmen Clinic Co., Ltd. ;

22.	Shanghai iKang Guobin Renren Clinic Co., Ltd. ;

23.	Shanghai iKang Guobin Blue Cross Clinic Co., Ltd. ;

24.	Shanghai iKang Guobin Yipin Clinic Co., Ltd. ;

25.	Shanghai Zhonghuan Yipin Clinic Co., Ltd. ;

26.	Shanghai iKang Guobin Waizhitan Clinic Co., Ltd. ;

27.	Shanghai iKang Guobin Fukang Clinic Co., Ltd. ;

28.	Shanghai Wenzhong Clinic Co., Ltd. ;

29.	Shanghai Jianwei Clinic Co. Ltd. ;

30.	Shanghai Jianwei Medical Management Co., Ltd. ;

31.	Shanghai Yuanhua Information Technology Co., Ltd.

32.	Shanghai Yuanhua Clinic Co., Ltd.

33.	Hangzhou iKang Guobin Clinic Co., Ltd. ;

SCHEDULE L - 2

34.	Hangzhou iKang Guobin Wenhui Medical Clinic Co., Ltd. ;

35.	Nanjing Joycome Clinic Co., Ltd. ;

36.	Nanjing iKang Guobin Clinic Co., Ltd. ;

37.	Nanjing Aoyang TCM Clinic Co., Ltd.

38.	Nanjing Aoyang Shunkang Health Information Consutancy Co., Ltd.

39.	Suzhou Aibin Clinic Co., Ltd. ;

40.	Guangzhou iKang Guobin Health Checkup Co., Ltd., ;

41.	Guangzhou Wokang Medical Clinic ;

42.	Shenzhen iKang, Co., Ltd. ;

43.	Shenzhen iKang Guobin Hospital Management , Inc. ;

44.	Shenzhen Puji Clinic Co., Ltd. ;

45.	Shenzhen iKang Guobin Clinic Co., Ltd. ;

46.	Shenzhen Xinglin Clinic ;

47.	Shenzhen Kefa Clinic ;

48.	Chengdu iKang Guobin Blue Coast Healthcare Management Co., Ltd. ;

49.	Chengdu iKang Guobin Health Examination Hospital Co., Ltd. ;

50.	Chengdu Jinjiang iKang Guobin Hongzhaobi Health Examination General Clinic Co., Ltd. ;

51.	Chongqing Aibin Clinic Co., Ltd. ;

52.	Fujian iKang Guobin Healthcare Management Co., Ltd. ;

53.	Changchun iKang Guobin Jiachang General Clinic Co., Ltd. ;

SCHEDULE L - 3

54.	Fuzhou iKang Guobin Clinic Co., Ltd. ..

55.	Beijing iKang Jun’an Clinic Co., Ltd.

56.	Beijing iKang Guobin Yayun Clinic Co., Ltd.

57.	Jiangyin iKang Guobin Clinic Co., Ltd.

58.	Zhejiang Huzhou Ailikang Investment Management Co. Ltd.

59.	Hangzhou Aibo Huagang Clinic Co. Ltd.

SCHEDULE L - 4

SCHEDULE M

CONTROL DOCUMENTS

1.	Exclusive Business Cooperation Contract dated April 27, 2007 between ShanghaiMed iKang, Inc. and iKang Guobin Healthcare Group, Inc ;

2.	Exclusive Call Option Contract dated March 17, 2008 among Beijing WFOE, OpCo, Ligang Zhang and Boquan He;

3.	Share Pledge Contracts dated March 17, 2008 and June 16, 2011, respectively, among Beijing WFOE, OpCo, Ligang Zhang and Boquan He, together with the share pledge registration documents issued by Shanghai Administration for Industry and Commerce on July 1, 2011;

4.	Power of Attorney issued to Beijing WFOE on March 17, 2008 by Ligang Zhang and Boquan He, respectively;

5.	Spousal Consent Letters issued by spouses of Mr. Ligang Zhang and Mr. Boquan He, respectively;

6.	Exclusive Business Cooperation Contract dated January 12, 2011 between iKang Health Management (Zhejiang) Co., Ltd. and Hangzhou iKang Guobin Clinic Co., Ltd. ;

7.	Exclusive Call Option Contract dated January 12, 2011 among Zhejiang WFOE, Hangzhou iKang Clinic, OpCo, and Shanghai Yalong Daoyi, Inc. ;

8.	Share Pledge Contract dated January 2014 among Zhejiang WFOE, Hangzhou iKang Clinic, OpCo, and Shanghai Yalong Daoyi together with the share pledge registration documents issued by Hangzhou Administration for Industry and Commerce on February 13, 2014;

9.	Power of Attorney issued to Zhejiang WFOE on January 12, 2011 by OpCo and Shanghai Yalong Daoyi, respectively;

SCHEDULE M

10.	Exclusive Business Cooperation Contract dated July 2013 between Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd. and Shanghai Yuanhua Information Technology Co., Ltd. ;

11.	Exclusive Call Option Contract dated July 2013 among Yuanhua WFOE, Yuanhua Information, Haiqing Hu and Lei Zhao;

12.	Share Pledge Contract dated January 2014 among Yuanhua WFOE, Yuanhua Information, Haiqing Hu and Lei Zhao together with the share pledge registration documents issued by Shanghai Administration for Industry and Commerce Jingan Branch on January 21, 2014;

13.	Power of Attorney issued to Yuanhua WFOE on July 2013 by Haiqing Hu and Lei Zhao, respectively;

14.	Exclusive Business Cooperation Contract dated December 30, 2013 between Beijing WFOE and Jiandatong Health Technology (Beijing) Co., Ltd. ;

15.	Exclusive Call Option Contract dated December 30, 2013 among Beijing WFOE, Jiangdatong Technology and Haiqing Hu;

16.	Share Pledge Contract dated December 30, 2013 among Beijing WFOE, Jiangdatong Technology and Haiqing Hu together with the share pledge registration documents issued by Beijing Administration for Industry and Commerce Chaoyang Branch on February 19, 2014;

17.	Power of Attorney issued to Beijing WFOE on December 30, 2013 by Haiqing Hu; and

18.	Statement regarding the Wavier of Right of First Refusal executed by Ma Rui dated December 30, 2013

SCHEDULE M

EXHIBIT 1

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of                  by the undersigned (the “Joining Party”) in accordance with the Shareholders’ Agreement dated as of                 , 2014 among iKang Healthcare Group, Inc. (the “Company”), certain existing shareholders of the Company and certain other parties named therein, as amended from time to time (the “Shareholders’ Agreement”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement as of the date hereof and shall have all of the rights, and be bound by all the duties and obligations, of a holder of [Class      Common Shares][Series      Preferred Shares] and a Shareholder [and Investor] thereunder, and each existing party to the Shareholders’ Agreement shall be entitled to enforce the Shareholders’ Agreement against the Joining Party, as if the Joining Party had executed the Shareholders’ Agreement.

The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement, and to take all such further action as may be reasonably necessary to give full effect to this Joinder Agreement on its terms and conditions.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above.

JOINING PARTY:

By:
Name:
Title:

Contact details for notices under Section 20.4 of the Shareholders’ Agreement:

Address:

Fax:

Email:

EXHIBIT 1